SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

CLOSURE MEDICAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with written preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 2, 2005

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of Closure Medical Corporation, to be held on June 2, 2005 at 9:00 a.m., local time, at the Crabtree Marriott, 4500 Marriott Drive, Raleigh, North Carolina.

At the special meeting, we will ask you to adopt the merger agreement among us, Johnson & Johnson and a wholly owned subsidiary of Johnson & Johnson. If the merger is completed, you will be entitled to receive $27.00 in cash, without interest, for each share of our common stock that you own.

Our board of directors has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the board of directors has determined that the merger agreement, the merger and the transactions described in the merger agreement are fair to and in the best interests of our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Your vote is important. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of our shares of common stock outstanding and entitled to vote at the special meeting. Failure to submit a signed proxy or vote in person at the special meeting will have the same effect as a vote against the adoption of the merger agreement. Only stockholders who owned shares of our common stock at the close of business on April 22, 2005 will be entitled to vote at the special meeting.

Certain of our stockholders have entered into a stockholder agreement in which they agreed to vote, in the aggregate, 5,055,948 shares of common stock (representing approximately 35% of the shares of our common stock outstanding) in favor of adopting the merger agreement.

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY. If you hold your shares in “street name”, you should instruct your broker how to vote in accordance with your voting instruction form.

This proxy statement explains the proposed merger and merger agreement, and provides specific information concerning the special meeting. Please review this document carefully.

Sincerely,

Daniel A. Pelak
Chief Executive Officer

This proxy statement is dated May 2, 2005, and is first being mailed to stockholders of Closure Medical Corporation on or about May 2, 2005.

CLOSURE MEDICAL CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on June 2, 2005

To the stockholders of Closure Medical Corporation:

We will hold a special meeting of the stockholders of Closure Medical Corporation at the Crabtree Marriott, 4500 Marriott Drive, Raleigh, North Carolina, on June 2, 2005 at 9:00 a.m., local time, and any adjournments or postponements thereof, for the following purposes:

1. To consider and vote upon a proposal to adopt the merger agreement among Johnson & Johnson, Holden Merger Sub, Inc., a wholly owned subsidiary of Johnson & Johnson, and us. In the merger, Holden Merger Sub, Inc. will merge with and into Closure Medical Corporation, with Closure Medical Corporation surviving as a wholly owned indirect subsidiary of Johnson & Johnson, and each outstanding share of our common stock will be converted into the right to receive $27.00 in cash, without interest; and

2. To transact such other business that may properly come before the special meeting and any adjournments or postponements of the special meeting, including, if submitted to a vote of the stockholders, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.

We will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

Only stockholders who owned shares of our common stock at the close of business on April 22, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting. This proxy statement describes the proposed merger and the actions to be taken in connection with the merger and provides additional information about the parties involved. Please give this information your careful attention. Under Delaware law, holders of our common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the merger agreement and they comply with the Delaware law procedures explained in the accompanying proxy statement. See “The Merger—Appraisal Rights” on page 26.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time prior to its exercise in the manner described in this proxy statement. Any stockholder present at the special meeting, including any adjournments or postponements of it, may revoke such stockholder’s proxy and vote personally on the proposal to adopt the merger agreement. Executed proxies with no instructions indicated thereon will be voted “FOR” the adoption of the merger agreement. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote against the adoption of the merger agreement.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

By order of the board of directors,

Sincerely,

Benny Ward
Secretary

Raleigh, North Carolina

May 2, 2005

i

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to Closure Medical Corporation as a result of the merger?

A:	If the merger is completed, Holden Merger Sub, Inc., a wholly owned subsidiary of Johnson & Johnson, will merge with and into Closure Medical Corporation, with Closure Medical Corporation surviving as a wholly owned indirect subsidiary of Johnson & Johnson. Closure Medical Corporation is expected to operate as a stand-alone entity reporting through Ethicon, Inc., a Johnson & Johnson company.

Q:	What will happen to my shares of Closure Medical Corporation common stock after the merger?

A:	Upon completion of the merger, each share of our outstanding common stock will automatically be canceled and will be converted into the right to receive a per share amount equal to $27.00 in cash, without interest.

Q:	What will happen to my options after the merger?

A:	Pursuant to the merger agreement, we have taken all action necessary to adjust the terms of all outstanding options to acquire shares of our common stock, whether vested or unvested, to provide that, upon completion of the merger, each option outstanding immediately prior to the completion of the merger will be canceled and the holder of that option will be entitled to receive a single lump sum cash payment equal to the number of shares of our common stock for which the option was exercisable, multiplied by the excess, if any, of the $27.00 per share merger consideration over the per share exercise price of the option. No payment will be made with respect to options that have per share exercise prices equal to or greater than $27.00.

Q:	What will happen to the Closure Medical Corporation Employee Stock Purchase Plan?

A:	Pursuant to the merger agreement, we have taken all action necessary under the employee stock purchase plan to provide that:

•	participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement;

•	no offering period will be commenced after the date of the merger agreement;

•	each participant’s outstanding right to purchase shares of our common stock under the plan will terminate on the day immediately prior to the date on which the merger becomes effective, with all amounts allocated for each participant’s account under the employee stock purchase plan as of the termination date being used to purchase shares of our common stock at the applicable price determined pursuant to the plan, using the termination date as the final purchase date for each then outstanding offering period.

•	the employee stock purchase plan will terminate immediately following these purchases of our common stock.

At the closing of the merger, the shares of common stock purchased under the employee stock purchase plan will automatically be canceled and will be converted into the right to receive a per share amount equal to $27.00 in cash, without interest.

Q:	Will the merger be taxable to me?

A:	Generally, yes. The receipt of $27.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. Federal income tax purposes. For U.S. Federal income tax purposes, generally you will realize taxable gain or loss as a result of the merger measured by the difference, if any, between $27.00 per share and your adjusted tax basis in that share. The receipt of cash in exchange for our outstanding options will also be a taxable transaction for U.S. Federal income tax purposes, as described more fully below.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 24 for a more complete discussion of the Federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement. You should read “The Merger—Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the outstanding shares of our common stock must vote “FOR” the adoption of the merger agreement.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the merger agreement and they comply with the Delaware law procedures explained in this proxy statement.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the adoption of the merger agreement.

Q:	What happens if I do not submit a proxy or vote in person at the special meeting?

A:	Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the merger agreement. The special meeting will take place on June 2, 2005, at 9:00 a.m., local time, at the Crabtree Marriott, 4500 Marriott Drive, Raleigh, North Carolina. You may attend the special meeting and vote your shares in person, rather than completing, signing, dating and returning your proxy.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy bearing a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to us prior to the special meeting at 5250 Greens Dairy Road, Raleigh, North Carolina 27616, Attention: Benny Ward. Third, you can attend the special meeting and deliver a signed notice of revocation, deliver a later-dated duly executed proxy or vote in person. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause shares to be voted.

Q:	If my Closure Medical Corporation shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A:	Your broker or bank will vote your Closure Medical Corporation shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the adoption of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of Closure Medical Corporation stock certificates. Please do not send in your stock certificates with your proxy.

Q:	When do you expect the merger to be completed?

A:	In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods, before the merger can be completed. We currently expect to complete the merger promptly following satisfaction of such closing conditions.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy, you should contact Georgeson Shareholder Communications, Inc., the proxy solicitor for the special meeting, at (800) 280-0819, or, alternatively, us at Closure Medical Corporation, 5250 Greens Dairy Road, Raleigh, NC 27616, (919) 876-7800, Attention: Benny Ward.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all the information that is important to you. You should carefully read this entire proxy statement and the other documents to which we have referred you. See also “Where You Can Find Additional Information” on page 45. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Closure Medical Corporation, 5250 Greens Dairy Road, Raleigh, North Carolina 27616, Telephone: (919) 876-7800 (see page 6). Closure Medical Corporation develops and manufactures innovative biomaterial-based medical devices for topical wound care and closure, as well as surgical sealant applications, that fulfill the needs of healthcare practitioners, patients and consumers. Each of our products utilizes our proprietary medical grade cyanoacrylate technology. Our strategy is to focus our business around three primary platforms: topical wound care, internal surgical sealants and new complementary technologies. Our primary platform is topical wound closure and to date we have commercialized products for wound care and closure for the professional healthcare, over-the-counter, or OTC, and veterinary markets. Within the internal surgical sealants platform, in February 2005, we received CE Mark approval allowing for commercialization in European countries of OmNex™ Surgical Sealant, our first product to be used inside the body. The clinical application for our OmNex™ sealant under the CE Mark allows for its use as an adjunct to sutures to achieve hemostasis in peripheral vascular reconstructions, such as when bypassing an occluded blood vessel or creating a shunt for hemodialysis access in diabetic patients. Finally, we have ongoing research into other devices and surgical sealants to be used inside the body.

Our leading product, DERMABOND Topical Skin Adhesive, is sold to healthcare professionals as an alternative to sutures and staples to rapidly close topical wounds and incisions while sealing and protecting them from infection. This product allows natural healing to proceed by closing and sealing injured tissue without the trauma caused by suturing or stapling. We believe that using DERMABOND Topical Skin Adhesive results in enhanced patient and physician benefits such as lower overall procedure costs and is easier to use than sutures or staples.

We have other products that are marketed in the OTC market. BAND-AID® Brand Liquid Bandage quickly seals, protects and stops bleeding from minor cuts and scrapes. SOOTHE-N-SEAL® adhesive provides a protective barrier that shields oral ulcers and sores from irritation caused by eating and drinking while providing immediate and long-term pain relief. In addition, we have two veterinary products in our NEXABAND® product line that are used in cat declaw procedures as well as spay and neuter procedures.

We have entered into partnerships with third parties for the distribution and marketing of our current products to professionals and consumers. Our partners include Ethicon, Inc., and Johnson & Johnson Consumer Products Company, each a subsidiary of Johnson & Johnson; Colgate Oral Pharmaceuticals, Inc.; and Abbott Laboratories, Inc.

Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, Telephone: (732) 524-0400 (see page 6). Johnson & Johnson, through its operating companies, is the world’s most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 200 operating companies employ approximately 109,900 men and women in 57 countries and sell products throughout the world.

Holden Merger Sub, Inc., One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, Telephone: (732) 524-0400 (see page 7). Holden Merger Sub, Inc. is a wholly-owned subsidiary of Johnson & Johnson.

Holden Merger Sub, Inc. was formed solely for the purpose of facilitating the acquisition of our company by Johnson & Johnson.

The Special Meeting

Date, Time and Place (see page 7). The special meeting of our stockholders will be held at the Crabtree Marriott, 4500 Marriott Drive, Raleigh, NC 27612, at 9:00 a.m., local time, on June 2, 2005. At the special meeting, our stockholders will be asked to adopt the merger agreement.

Record Date, Voting Power (see page 7). Our stockholders are entitled to vote at the special meeting if they owned shares of our common stock as of the close of business on April 22, 2005, the record date. On the record date, there were 14,482,671 shares of our common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of our common stock that they owned on the record date.

Voting and Revocability of Proxies (see page 8). Stockholders should complete, date and sign the accompanying proxy and promptly return it in the pre-addressed accompanying envelope. Brokers or banks holding shares in “street name” may vote the shares only if the stockholder provides instructions on how to vote. Brokers or banks will provide stockholders with directions on how to instruct the broker or bank to vote the shares. All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to us, the underlying shares will be voted “FOR” the adoption of the merger agreement.

We do not expect any other business to come before the special meeting. If other business properly comes before the special meeting, the persons named as proxies will vote in accordance with their judgment.

A stockholder may revoke its proxy at any time prior to its use by delivering a signed notice of revocation or a later-dated, signed proxy to our Secretary. In addition, a stockholder may revoke its proxy by delivering, on the day of the special meeting, a signed notice of revocation or a later-dated signed proxy to the chairman of the special meeting. A stockholder also may revoke such stockholder’s proxy by attending the special meeting and voting in person. Attendance at the special meeting does not in itself result in the revocation of a proxy or cause shares to be voted.

Vote Required (see page 7). The adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date.

Shares Owned by Our Directors and Executive Officers (see page 8). On the record date, our directors and executive officers beneficially owned and were entitled to vote shares of our common stock, which represented approximately     % of the shares of our common stock outstanding on that date.

Stockholder Agreement (see page 43). Certain of our stockholders have entered into a stockholder agreement with Johnson & Johnson. Under the terms of the stockholder agreement, these stockholders have agreed to vote, in the aggregate, 5,055,948 shares of our common stock (representing approximately 35% of our outstanding shares) in favor of the merger and to take or refrain from taking certain related actions. A copy of the stockholder agreement is included in this proxy statement as Annex B. You are encouraged to read it carefully and in its entirety.

Solicitation of Proxies and Expenses (see page 9). We will bear the cost and expense associated with the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders by telephone, internet, facsimile, or other electronic means or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. Georgeson Shareholder Communications, Inc. will assist in our solicitation of proxies.

The Merger

Structure of the Merger (see page 29). This proxy statement relates to the proposed acquisition of our company by Johnson & Johnson pursuant to a merger agreement, dated as of March 3, 2005, among Johnson & Johnson, Holden Merger Sub, Inc., a wholly owned subsidiary of Johnson & Johnson, and us. If the merger is completed, we will become a wholly owned indirect subsidiary of Johnson & Johnson.

Consideration (see page 30). At the closing of the merger, our stockholders will be entitled to receive, for each share of our common stock they hold, $27.00 in cash, without interest. Based on the number of shares of our common stock outstanding on March 3, 2005 and assuming the conversion of all options exercisable for our common stock, the aggregate consideration paid by Johnson & Johnson to our stockholders will be approximately $420 million.

Options (see page 30). Pursuant to the merger agreement, we have taken all action necessary to adjust the terms of all outstanding options to acquire shares of our common stock, whether vested or unvested, to provide that, upon completion of the merger, each option outstanding immediately prior to the completion of the merger will be canceled and the holder of that option will be entitled to receive a single lump sum cash payment equal to the number of shares of our common stock for which the option was exercisable, multiplied by the excess, if any, of the $27.00 per share merger consideration over the per share exercise price of the option; provided, however, if the calculation described above results in a zero or a negative number, no payment will be made with respect to the option.

Employee Stock Purchase Plan (see page 30). Pursuant to the merger agreement, we have taken all action necessary under the employee stock purchase plan to provide that: (1) participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement, (2) no offering period will be commenced after the date of the merger agreement, (3) each participant’s outstanding right to purchase shares of our common stock under the plan will terminate on the day immediately prior to the date on which the merger becomes effective, with all amounts allocated for each participant’s account under the employee stock purchase plan as of the termination date being used to purchase shares of our common stock at the applicable price determined pursuant to the plan, using the termination date as the final purchase date for each then outstanding offering period, and (4) the employee stock purchase plan will terminate immediately following these purchases of our common stock.

At the closing of the merger, the shares of common stock purchased under the employee stock purchase plan will automatically be canceled and will be converted into the right to receive a per share amount equal to $27.00 in cash, without interest.

Closing. We expect to close the merger promptly after the adoption of the merger agreement by our stockholders and after all other conditions to the merger have been satisfied or waived. At present, we anticipate that the closing will occur promptly following the special meeting of our stockholders.

Recommendation of our Board of Directors (see page 17)

Our board of directors has determined that the merger agreement is advisable, and that the terms of the merger agreement and the transactions described in the merger agreement are fair to, and in the best interests of, our stockholders. The board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Opinion of our Financial Advisor (see page 17)

In connection with the merger, our board of directors received a written opinion from our financial advisor, UBS Securities LLC (which we refer to in this proxy statement as “UBS”), as to the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock (other than holders who entered into the stockholders agreement in connection with the merger, who we refer to in this proxy statement as the “principal stockholders”). The full text of UBS’ written opinion, dated March 3, 2005, is included in this proxy statement as Annex C. You are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided to our board of directors in its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the merger.

Interests of Our Directors and Executive Officers in the Merger (see page 21)

In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement, you should be aware that all of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests. Our executive officers are entitled to benefits under employment agreements pursuant to which they will receive severance benefits if their employment is terminated following the completion of the merger under specified circumstances. These executive officers have entered into agreements with us amending the change in control provisions in their employment agreements to modify the circumstances in which they can receive severance benefits and providing such executive officers with cash retention bonuses if they remain employed with us for specified periods. In addition, upon completion of the merger, each outstanding option, whether or not it is vested, to purchase shares of our common stock held by directors and executive officers, as well as our employees and former employees, will be canceled in exchange for a cash payment equal to the excess of the $27.00 per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option. Finally, the terms of the merger agreement provide for the continued indemnification and liability insurance coverage of our current directors and executive officers. Our board of directors was aware of these interests and considered them, among other matters, when approving the merger agreement. For a more complete description, see “The Merger—Interests of Our Directors and Executive Officers in the Merger”.

Material U.S. Federal Income Tax Consequences of the Merger (see page 24)

The receipt of $27.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. Federal income tax purposes. For U.S. Federal income tax purposes, generally you will realize a taxable gain or loss as a result of the merger measured by the difference, if any, between $27.00 per share and your adjusted tax basis in that share. The receipt of cash in exchange for the outstanding options will be a taxable transaction for U.S. Federal income tax purposes. Holders of options (other than those persons who received such options in connection with their employment by, or provision of services to, us) will generally recognize a gain or loss equal to the difference between the amount of cash they receive and their adjusted tax basis, if any, in the options surrendered. Persons who received their options in connection with their employment by, or provision of services to, us generally will recognize ordinary income or loss equal to the difference, if any, between the amount of cash they receive and their adjusted tax basis, if any, in the options surrendered.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 24 for a more complete discussion of the Federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor to fully understand the tax consequences of the merger to you.

Appraisal Rights (see page 26)

Stockholders who do not wish to accept the $27.00 per share cash consideration payable pursuant to the merger may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the $27.00 in cash per share merger consideration. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•	you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to adopt the merger agreement at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal until the completion of the merger.

Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal.

Annex D to this proxy statement contains the relevant provisions of Delaware law relating to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

The Paying Agent

JPMorgan Chase Bank, N.A. or another comparable institution will act as the paying agent in connection with the merger.

Regulatory Filings and Approvals Required to Complete the Merger (see page 26)

The merger is subject to discretionary review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the required waiting period has ended. Both Johnson & Johnson and we filed the required notification and report forms on March 31, 2005. The completion of the merger also is subject to compliance with applicable laws of the State of Delaware.

The Merger Agreement (see page 32)

The merger agreement provides a detailed description of our representations and warranties to Johnson & Johnson, covenants relating to the conduct of our business, consents and approvals required for and conditions to the completion of the merger and our ability to consider other acquisition proposals. The merger agreement also provides for the automatic conversion of shares of our common stock into the right to receive the $27.00 per share merger consideration at the effective time of the merger and instructions on how to exchange certificates representing shares of our common stock for the merger consideration.

Termination of the Merger Agreement (see page 41)

The merger agreement contains provisions addressing the circumstances under which Johnson & Johnson or we may terminate the merger agreement. In addition, the merger agreement provides that, in certain circumstances, we may be required to pay Johnson & Johnson a termination fee of $12.627 million. For a more complete description, see “The Merger Agreement—Termination” and “—Fees and Expenses”.

A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ IT CAREFULLY AND IN ITS ENTIRETY.

THE COMPANIES

Closure Medical Corporation

Closure Medical Corporation develops and manufactures innovative biomaterial-based medical devices for topical wound care and closure, as well as surgical sealant applications, that fulfill the needs of healthcare practitioners, patients and consumers. Each of our products utilizes our proprietary medical grade cyanoacrylate technology. Our strategy is to focus our business around three primary platforms: topical wound care, internal surgical sealants and new complementary technologies. Our primary platform is topical wound closure and to date we have commercialized products for topical wound care and closure for the professional healthcare, over-the-counter, or OTC, and veterinary markets. Within the internal surgical sealants platform, in February 2005, we received CE Mark approval allowing for commercialization in European countries of OmNex™ Surgical Sealant, our first product to be used inside the body. The clinical application for our OmNex™ sealant under the CE Mark allows for its use as an adjunct to sutures to achieve hemostasis in peripheral vascular reconstructions, such as when bypassing an occluded blood vessel or creating a shunt for hemodialysis access in diabetic patients. Finally, we have ongoing research into other devices and surgical sealants to be used inside the body.

Our leading product, DERMABOND Topical Skin Adhesive, is sold to healthcare professionals as an alternative to sutures and staples to rapidly close topical wounds and incisions while sealing and protecting them from infection. This product allows natural healing to proceed by closing and sealing injured tissue without the trauma caused by suturing or stapling. We believe that using DERMABOND Topical Skin Adhesive results in enhanced patient and physician benefits such as lower overall procedure costs and is easier to use than sutures or staples.

We have other products that are marketed in the OTC market. BAND-AID® Brand Liquid Bandage quickly seals, protects and stops bleeding from minor cuts and scrapes. SOOTHE-N-SEAL® adhesive provides a protective barrier that shields oral ulcers and sores from irritation caused by eating and drinking while providing immediate and long-term pain relief. In addition, we have two veterinary products in our NEXABAND® product line that are used in cat declaw procedures as well as spay and neuter procedures.

We have entered into partnerships with third parties for the distribution and marketing of our current products to professionals and consumers. Our partners include Ethicon, Inc. and Johnson & Johnson Consumer Products Company, each a subsidiary of Johnson & Johnson; Colgate Oral Pharmaceuticals, Inc.; and Abbott Laboratories, Inc.

We were incorporated in the State of Delaware in 1996, and we currently have approximately 121 employees. The address of our principal executive offices is 5250 Greens Dairy Road, Raleigh, North Carolina 27616, and the telephone number at that address is (919) 876-7800. Additional information regarding our business is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find Additional Information” on page 45.

Johnson & Johnson

Johnson & Johnson, through its operating companies, is one of the world’s most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 200 operating companies employ approximately 109,900 men and women in 57 countries and sell products throughout the world.

Johnson & Johnson is organized into three business segments: consumer, pharmaceutical, and medical devices and diagnostics. The consumer segment manufactures and markets a broad range of products used in the baby and child care, skin care, oral and wound care and women’s health care fields, as well as nutritional and over-the-counter pharmaceutical products. These products are marketed principally to the general public and sold both to wholesalers and directly to independent and chain retail outlets throughout the world.

The pharmaceutical segment includes products in the following therapeutic areas: anti-fungal, anti-infective, cardiovascular, contraceptive, dermatology, gastrointestinal, hematology, immunology, neurology, oncology, pain management, psychotropic, (central nervous system) and urology areas. These products are distributed directly to retailers, wholesalers and healthcare professionals for prescription use by the general public.

The medical devices and diagnostics segment includes a broad range of products used principally in the professional fields by physicians, nurses, therapists, diagnostic laboratories and clinics. These products include circulatory disease management products, orthopedic joint reconstruction and spinal care products, wound care and women’s health products, minimally invasive surgical products, blood glucose monitoring products, professional diagnostic products and disposable contact lenses.

Johnson & Johnson was organized in the State of New Jersey in 1887. The address of its principal executive offices is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and the telephone number at that address is (732) 524-0400.

Holden Merger Sub, Inc.

Holden Merger Sub, Inc. is a wholly owned subsidiary of Johnson & Johnson. Holden Merger Sub, Inc. is a Delaware corporation that was formed solely for the purpose of facilitating the acquisition of our company by Johnson & Johnson. The address of its principal executive offices is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and the telephone number at that address is (732) 524-0400.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders, as of the record date, as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

The special meeting of our stockholders will be held at the Crabtree Marriott, 4500 Marriott Drive, Raleigh, North Carolina, at 9:00 a.m., local time, on June 2, 2005.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders to adopt the merger agreement. Our board of directors has determined that the merger and the other transactions described in the merger agreement are fair to, and in the best interests of, our stockholders, and has approved and declared advisable the merger agreement and recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on April 22, 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 14,482,671 shares of our common stock were issued and outstanding and held by approximately 235 holders of record. A quorum will be considered present at the special meeting if a majority of all the shares of our common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by a properly executed proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share on each matter submitted to a vote at the special meeting.

Vote Required

The adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding on the record date. Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the merger agreement.

Shares Owned by Our Directors and Executive Officers

At the close of business on the record date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of 2,962,217 shares of our common stock, which represented approximately 23% of the shares of our common stock outstanding on that date. Under the terms of the stockholder agreement, certain of our stockholders have agreed to vote, in the aggregate, 5,055,948 shares of our common stock for the adoption of the merger agreement. On the record date, such shares represented approximately 35% of the shares of our common stock outstanding.

Voting of Proxies

All shares represented by properly executed proxies received prior to the special meeting will be voted at the special meeting in the manner specified by such proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but with respect to which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers or banks who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement, then, in either case, the shares will be counted as present for purposes of determining whether a quorum exists, will not be voted on the proposal to adopt the merger agreement and will effectively count as votes against the adoption of the merger agreement.

The persons named as proxies by a stockholder who votes for the proposal to adopt the merger agreement may propose and vote the shares underlying any such proxies for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment or postponement.

We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies

A stockholder can change its vote or revoke its proxy at any time before the proxy is voted at the special meeting. A stockholder may accomplish this in one of three ways. First, a stockholder can send a written notice stating that it would like to revoke its proxy. Second, a stockholder can complete and submit a new proxy bearing a later date. If a stockholder chooses either of these two methods, it must submit its notice of revocation or its new proxy to us prior to the special meeting at 5250 Greens Dairy Road, Raleigh, North Carolina 27616, Attention: Benny Ward. Third, a stockholder can attend the special meeting and deliver a signed notice of revocation, deliver a later-dated duly executed proxy, or vote in person. Attendance at the special meeting will not in and of itself result in the revocation of a proxy or cause shares to be voted. If you have instructed your broker to vote your shares, you must follow directions from your broker to change these instructions.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or other electronic means or in person. We will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. We will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

Georgeson Shareholder Communications, Inc. will assist in our solicitation of proxies. We will pay Georgeson a fee (not to exceed $15,000), will reimburse Georgeson for certain out-of-pocket expenses, and will indemnify Georgeson against certain losses arising out of its proxy solicitation services on our behalf.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of certificates representing shares of our common stock will be mailed to stockholders shortly after completion of the merger.

THE MERGER

While we believe that the following description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document, including the annexes, and the other documents we refer to for a more complete understanding of the merger and the related transactions.

Background of the Merger

We have had business relationships with Johnson & Johnson since March 1996, when we entered into a Supply and Distribution Rights Agreement with Ethicon, Inc., a wholly-owned subsidiary of Johnson & Johnson, under which we granted Ethicon worldwide exclusive marketing and distribution rights to our DERMABOND Topical Skin Adhesive and all other professional external products for wound closure. In May 2001, we entered into a Licensing, Distribution and Supply Agreement with Johnson & Johnson Consumer Products Company, another wholly-owned subsidiary of Johnson & Johnson, providing for worldwide supply, distribution and development rights to our liquid bandage technology and certain future over-the-counter products. Our representatives have from time to time had discussions with representatives of Johnson & Johnson regarding ways in which the companies could expand and enhance their existing relationship.

Throughout our relationship with Johnson & Johnson, we have maintained rights to our internal products, which were in development when our relationship with Johnson & Johnson began in 1996. Our management and board of directors have believed that retaining marketing and distribution rights to the internal products would provide us more options and maximize the value of our company once these products were available for commercialization. We explored many strategic alternatives on a preliminary basis, including establishing our own sales and marketing capability, but ultimately focused on entering into an arrangement with a multi-national distribution partner for OmNex™, our surgical sealant.

On October 21, 2003, Mr. Daniel A. Pelak, our President and Chief Executive Officer, met in Chicago, Illinois with Mr. Dennis Longstreet, the chairman of Ethicon, and Mr. Howard Zauberman, Vice President, New Business Development of Ethicon, to discuss the possibility of expanding the existing distribution arrangement between the companies to include our surgical sealant.

Mr. Pelak updated our board of directors on these discussions during special meetings of the board held on October 28, 2003 and November 14, 2003. In light of these discussions, our board of directors instructed management to begin the process of engaging a financial advisor to assist us in evaluating potential strategic transactions. We subsequently engaged UBS Securities LLC as our financial advisor in early December 2003.

On November 17, 2003, Mr. Pelak, Mr. F. William Schmidt and Mr. Rolf D. Schmidt, on our behalf, and Mr. Longstreet and Mr. Zauberman, on behalf of Johnson & Johnson, met in New Brunswick, New Jersey to once again discuss a distribution arrangement between the two companies with respect to our surgical sealant. Mr. Pelak informed Messrs. Longstreet and Zauberman that it was unlikely that our board would be willing to support an expansion of the existing relationship to cover our surgical sealant because such a relationship might not be the best strategic alternative for us and for our stockholders. In response, Messrs. Longstreet and Zauberman indicated that Johnson & Johnson might be interested in exploring alternative strategic transactions with us.

On December 16, 2003, our board of directors held a regularly scheduled meeting, at which Mr. Pelak reported on the status of discussions with Johnson & Johnson and with potential distribution partners for our surgical sealant. UBS reviewed with our board various strategic options available to us, including executing on our existing business plan or considering potential strategic acquisitions or a possible sale transaction. The board instructed management to maintain a dialogue with Johnson & Johnson regarding possible strategic relationships while at the same time identifying potential partners for our surgical sealant.

In late December 2003, we received an indication of interest from a multinational device supplier and distributor relating to a joint venture between the parties to develop applications for our internal technology.

On January 16, 2004, we entered into a secrecy agreement with Johnson & Johnson for the purpose of providing confidential information relating to our surgical sealant. During January and February 2004, management continued discussions with the party that made the offer relating to the joint venture as well as with Johnson & Johnson regarding various strategic alternatives.

At a regularly scheduled meeting of our board of directors on March 9, 2004, our board discussed with our management and financial advisor our current situation and matters relating to a potential distribution arrangement. Mr. Pelak then provided the board of directors with a detailed review of the discussions he had with Johnson & Johnson and the party that had made the offer relating to the joint venture.

In mid-March 2004, Mr. Zauberman informed Mr. Pelak that Johnson & Johnson was terminating all discussions relating to a potential strategic transaction with us, but that Ethicon remained interested in pursuing a distribution arrangement for our surgical sealant. Mr. Pelak reiterated our position that entering into such a relationship with Johnson & Johnson might not be the best strategic alternative for us and our stockholders.

During early April 2004, representatives of Johnson & Johnson conducted extensive due diligence on our surgical sealant at our facilities in Raleigh, North Carolina. On April 6, 2004, Ms. Isabelle Billet, Director, New Business Development of Ethicon, and Mr. Clark Barousse, Marketing Director of Ethicon, made a presentation to Mr. Pelak, Mr. Benny Ward, our Chief Financial Officer, and Mr. James F. Buck, our Vice President of Marketing, regarding Johnson & Johnson’s perspectives regarding our surgical sealant. Ms. Billet and Mr. Barousse also made an initial proposal of certain financial terms of a distribution arrangement between the companies for our surgical sealant.

On April 8, 2004, at a regularly scheduled meeting of the board of directors, Mr. Pelak summarized Johnson & Johnson’s recent diligence process and its initial proposal regarding a distribution arrangement between the companies. After an extensive discussion, the board of directors decided that it was not desirable to enter into a distribution arrangement with Johnson & Johnson as it might not be the best strategic alternative for us and our stockholders. The board of directors identified Messrs. J. Daniel Cole, Richard W. Miller and Randy H. Thurman to participate in an informal strategic planning group to work with Mr. Pelak in assessing strategic alternatives.

During April and May 2004, management continued its efforts to identify potential distribution partners for our surgical sealant.

At a regularly scheduled meeting of the board of directors on June 15, 2004, our board reviewed with our management and legal and financial advisors the status of the strategic alternatives currently being pursued and next steps. UBS reviewed with the board certain valuation considerations and a representative from Morgan, Lewis & Bockius LLP, our legal counsel, reviewed the directors’ fiduciary duties to our stockholders in the context of the strategic alternatives currently being considered.

In late June 2004, we entered into discussions with a multi-national distributor regarding a distribution arrangement for our surgical sealant. We had occasional discussions with this party during the third quarter of 2004.

On July 15, 2004, Messrs. Cole and Pelak, on our behalf, and Messrs. Longstreet and Zauberman, on behalf of Johnson & Johnson, met in Boston, Massachusetts. At the meeting, Messrs. Longstreet and Zauberman indicated that Johnson & Johnson remained interested in a distribution arrangement for the surgical sealant and, in response, Messrs. Cole and Pelak reiterated our board’s position. Messrs. Cole and Pelak reported on this meeting during a special meeting of the board of directors held on July 19, 2004. Our board instructed Mr. Cole to contact Mr. Longstreet and reiterate its position regarding the entry into a distribution arrangement with Johnson & Johnson.

Throughout July, August and September, our management continued the process of identifying a distribution partner for our surgical sealant and exploring strategic alternatives, including the possibility of entering into a contract sales force arrangement with a third party. On July 21, 2004, the board of directors held a special meeting to receive an update on developments in the process.

On September 15, 2004, we received a term sheet from Ethicon for a distribution arrangement for our surgical sealant.

On September 24, 2004, management commenced discussions with an international device manufacturer (which we refer to in this proxy statement as “Company A”) regarding a distribution arrangement for our surgical sealant.

At a special meeting of our board of directors held on September 29, 2004, Mr. Pelak summarized the key provisions of the Ethicon term sheet and his expectations regarding the interest of other parties in pursuing a distribution arrangement regarding our surgical sealant.

On October 13, 2004, at a special meeting of our board of directors, Mr. Pelak reviewed the status of the efforts with respect to a distribution arrangement for our surgical sealant. Mr. Pelak reported that he expected to receive several proposals in addition to the Ethicon proposal. Mr. Pelak noted that he had discussed the Ethicon proposal at length with our strategic planning group and summarized their consensus. Our board instructed Mr. Pelak to inform Ethicon that its proposal was being rejected for the reasons previously conveyed to Johnson & Johnson and the fact that the financial terms of its proposal were significantly less attractive than the preliminary terms of the arrangement with Company A, but that the board was interested in exploring ways to expand the relationship between the companies for our external products.

Our management met with representatives of Company A on October 18 and 19, 2004 to discuss a distribution arrangement between the parties. Shortly thereafter, Mr. Pelak instructed Company A, Ethicon and another company with which we had discussions, that final proposals for such an arrangement needed to be submitted on or before November 1, 2004 to be considered. We received final proposals from Company A and Ethicon. Our management held informal meetings with our strategic planning group on October 27 and November 5, 2004 to discuss the proposals regarding the distribution of our surgical sealant.

On November 15, 2004, at a regularly scheduled meeting of our board of directors, the board discussed Company A’s proposal at length with our management and legal and financial advisors. Mr. Pelak described the status of the negotiations with Company A in detail and summarized the material terms of Company A’s proposal. UBS reviewed financial aspects of the proposed distribution arrangement with Company A.

On November 23, 2004, Richard S. Dakers, Vice President of Business Development for the Medical Device and Diagnostic Group at Johnson & Johnson, contacted Mr. Pelak to inform him that he had received preliminary approval to reengage in discussions with us regarding an acquisition of our company by Johnson & Johnson, and Mr. Dakers conveyed an indication of the price and other terms that Johnson & Johnson would consider proposing.

On December 1, 2004, Messrs. Pelak and Ward, together with a representative of UBS, met with Messrs. Dakers, Zauberman and Ms. Kendall O’Brien, Vice President of Finance of Ethicon, at Johnson & Johnson’s headquarters to discuss a possible acquisition of us by Johnson & Johnson and differences between the parties as to the valuation of our company.

Our board of directors met on December 4, 2004 and December 6, 2004 to discuss the proposal by Johnson & Johnson and the status of the negotiations of a non-binding letter of intent with Company A. Mr. Pelak reported on his telephone conversation with Mr. Dakers and his meeting with representatives from Johnson & Johnson. The board instructed Mr. Pelak to inform Johnson & Johnson that the price per share indicated by Johnson & Johnson would not be in the range that the board was willing to consider and that continuing acquisition negotiations with Johnson & Johnson at that time would not be in our best interest. Mr. Pelak then reviewed the terms of the proposed letter of intent with Company A. As a result of these meetings, the board authorized Mr. Pelak to complete final negotiations and execute the letter of intent and instructed Mr. Pelak to inform Johnson & Johnson that it was our intention to move forward with a distribution arrangement for our surgical sealant with a party other than Johnson & Johnson. Mr. Pelak conveyed that message to Mr. Dakers on December 7, 2004.

On December 8, 2004, Mr. Pelak and Mr. Longstreet discussed the current status of the negotiations between the companies in Washington, D.C. Mr. Pelak explained to Mr. Longstreet that Johnson & Johnson’s indication of interest to acquire us was not in a range that was acceptable to our board of directors. Mr. Longstreet requested that Mr. Pelak indicate a range that could be acceptable.

On December 14, 2004, at a special meeting of our board of directors attended by our management and legal and financial advisors, Mr. Pelak reported on his meeting with Mr. Longstreet. The board discussed with our management and financial advisor the price per share indicated by Johnson & Johnson as well as general valuation considerations. Mr. Pelak also updated the board on the status of negotiations of the non-binding letter of intent with Company A and summarized the outstanding issues. Our board instructed UBS to inform Johnson & Johnson that it would have to increase its price indication in order for an acquisition of our company by Johnson & Johnson to be considered.

On December 20, 2004, our board of directors held a special meeting to discuss the current status of negotiations with Johnson & Johnson and with Company A. Mr. Pelak reviewed the status of the discussions of the negotiations with Company A and indicated that he expected to execute the non-binding letter of intent before the end of that week. The board of directors then decided that it was appropriate for Messrs. Cole, Pelak, Rolf Schmidt and F. William Schmidt to meet with representatives of Johnson & Johnson to discuss the proposed acquisition transaction.

On December 22, 2004, we entered into a non-binding letter of intent with Company A regarding a distribution arrangement for our surgical sealant.

On January 3, 2005, Messrs. Cole, Pelak, Rolf Schmidt and F. William Schmidt met with Messrs. Dakers and Longstreet in Raleigh, North Carolina to discuss the proposed acquisition transaction. During the meeting, our representatives informed Messrs. Dakers and Longstreet that an offer in the $25.00 - $30.00 range would be necessary for our board of directors to consider moving forward with discussions.

During the week of January 17, 2005, Company A performed extensive business, financial, technical and legal due diligence of our business and technology. This process focused on information and data we provided for Company A’s review.

Between January 25, 2005 and January 31, 2005, our management had a series of discussions with representatives of Johnson & Johnson regarding the price range and other terms for Johnson & Johnson’s proposal to acquire our company. On January 28, 2005, our board of directors held a special meeting to receive an update from management on the status of negotiations with Johnson & Johnson. On January 31, 2005, at a special meeting of our board of directors, our board instructed Mr. Pelak to continue to move forward with discussions with Johnson & Johnson and allow Johnson & Johnson to commence its due diligence of our company. Throughout the discussions, our board instructed management not to permit the process with Johnson & Johnson to in any way jeopardize the potential arrangement with Company A.

During the weeks of January 31, 2005 and February 7, 2005, Johnson & Johnson performed extensive business, financial, technical and legal due diligence of our business and technology and provided a revised indication of price and other terms. During this period, Mr. Pelak informed Mr. Longstreet that the price per share that had been indicated by Johnson & Johnson was close to being acceptable to our board of directors, but we were continuing to move forward with a distribution arrangement for our surgical sealant with another party and that, therefore, if Johnson & Johnson wanted to make a formal proposal to acquire us, it would need to complete its due diligence process prior to February 15, 2005.

On February 7, 2005, Cravath, Swaine & Moore LLP, Johnson & Johnson’s legal advisor, circulated a draft merger agreement to our legal advisor, Morgan, Lewis & Bockius LLP. Thereafter, the parties and their respective representatives and advisors had numerous conference calls to review and negotiate the terms of the merger agreement.

On February 13, 2005, our board of directors held a special meeting to discuss the status of each of the potential strategic transactions. Mr. Pelak summarized developments in the negotiations with Johnson & Johnson and Company A. Representatives of our legal advisors then presented a summary of the structure of the proposed transaction with Johnson & Johnson, including a summary of the material terms of the legal documentation.

Discussions continued with both Johnson & Johnson and Company A during the week of February 14, 2004. On February 17, 2005, our board of directors held a special meeting to review and discuss the status of each of the proposed transactions. Mr. Pelak briefed the board on the status of negotiations. Representatives of our legal advisors reviewed the remaining issues with the board. The board decided that in order to bring the process to an orderly conclusion, Mr. Pelak would inform both Johnson & Johnson and Company A that the deadline for submitting proposals and definitive documentation would be noon on February 28, 2005.

On February 18, 2005, Mr. Pelak informed Mr. Dakers of Johnson & Johnson and an executive officer of Company A of the deadline that our board of directors had established for the submission of proposals.

During the week of February 21, 2005, our representatives and representatives of Company A and our respective legal advisors engaged in extensive negotiations regarding a marketing and distribution agreement for our surgical sealant. Concurrently, Johnson & Johnson completed its due diligence.

On February 28, 2005, both Johnson & Johnson and Company A submitted their proposals along with definitive documentation. Our management spent March 1, 2005 discussing the terms of the definitive documentation with our legal and financial advisors.

On March 2, 2005, at a regularly scheduled meeting called to order at approximately 8 a.m. local time and attended by our management and legal and financial advisors, our board of directors considered the proposals of the two parties. Mr. Pelak reported on the outcome of the negotiations with the two parties and provided a detailed summary of the proposed distribution arrangement with Company A. Representatives of our legal advisors reviewed with the board its fiduciary duties in connection with its decision, and also detailed the material proposed terms of the merger agreement with Johnson & Johnson. UBS then reviewed with the board financial aspects of the proposed merger with Johnson & Johnson. After extensive discussions, the board instructed Mr. Pelak to inform Mr. Dakers that the board was willing to move forward with the proposed transaction with Johnson & Johnson provided that Johnson & Johnson made an offer of $27.00 per share and that all documentation relating to the transaction was completed by the close of business the next day. The meeting was adjourned at approximately 2 p.m. local time.

Following the adjournment of the meeting, Mr. Pelak contacted Mr. Dakers and conveyed the consensus reached by our board of directors. Mr. Dakers contacted Mr. Pelak later that evening and informed him that Johnson & Johnson was willing to make an offer of $27.00 per share. Mr. Pelak then contacted an executive officer of Company A to inform Company A that we would be entering into a merger agreement with another party and would no longer be pursuing a distribution arrangement with Company A.

Our representatives and representatives of Johnson & Johnson and our respective legal advisors substantially finalized the definitive documentation relating to the proposed merger by the end of the day on March 3, 2005. At 5 p.m. local time on March 3, 2005, our board of directors reconvened the meeting that had been adjourned the day before in order to approve the proposed transaction with Johnson & Johnson. Mr. Pelak reported to the board that Johnson & Johnson had agreed to make an offer of $27.00 per share. Representatives of our legal advisors reviewed with the board the status of the legal documentation. Finally, UBS reviewed with the board its financial analysis of the merger consideration and delivered to the board an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 3, 2005, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to holders of our common stock (other than the principal stockholders). After an extensive discussion, the directors unanimously approved the merger agreement and determined that it is fair, advisable to, and in the best interests of, our stockholders and authorized management to execute the merger agreement.

On April 29, 2005, Endowment Capital, L.P., an 8% stockholder of Closure Medical Corporation, filed a Schedule 13D in which it disclosed a letter sent on that date to the board of directors of Closure Medical Corporation. In the letter, a copy of which was attached to the Schedule 13D, Endowment Capital expressed its opinion that accepting the $27.00 per share price from Johnson & Johnson was not in the best interests of Closure Medical Corporation or its stockholders and urged the board of directors of Closure Medical Corporation to seek a substantially higher price from Johnson & Johnson or to remain an independent company. Endowment Capital included in the letter certain reasons in support of its views, and indicated that it currently intended to vote its shares against the merger and to explore various alternatives including exercising its appraisal rights to seek a fair value of its shares as determined by the Delaware Court of Chancery.

Reasons for the Merger

Our board of directors, at a special meeting held on March 3, 2005, unanimously determined that the merger agreement is fair, advisable to and in the best interests of our stockholders and unanimously approved the merger agreement. Accordingly, the board of directors unanimously recommends that you vote FOR the adoption of the merger agreement at the special meeting.

In the course of determining that the merger agreement is fair, advisable to and in the best interests of our stockholders, our board of directors consulted with management, as well as its legal and financial advisors, and considered the following potentially positive factors:

•	the potential stockholder value that could be expected to be generated from remaining an independent company and entering into the fully negotiated marketing and distribution arrangement with Company A for our surgical sealant, as well as the risks and uncertainties associated with launching the new product and entering into a new distribution arrangement with respect to such product, and the assessment by management and our board of directors that this alternative was not reasonably likely to create greater value for our stockholders than the merger;

•	the familiarity of our board of directors with, and information provided by management as to, our business, financial condition, results of operations and competitive position, the nature of our business and our strategic objectives, including the commercialization of our surgical sealant, and the risks involved in achieving those objectives, as well as information provided by management and our financial advisor as to the industry in which we compete and general economic and market conditions;

•	our relationship with Johnson & Johnson as our primary customer and the principal source of our current revenue and revenue expected in the near-term;

•	the belief by our board of directors that we have obtained the highest price per share that Johnson & Johnson is willing to pay, taking into account the improvement in terms as a result of the extensive negotiations between the parties;

•	our assessment as to the low likelihood that a third party would offer a higher price than Johnson & Johnson;

•	the fact that the merger consideration is all cash, which provides certainty of value to holders of our common stock compared to a transaction in which stockholders would receive stock;

•	the support for the merger expressed by certain of our principal stockholders, as evidenced by the stockholder agreement;

•	the financial presentation of UBS, including its opinion, dated March 3, 2005, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock (other than the principal stockholders), as more fully described below under “The Merger--Opinion of Our Financial Advisor--UBS;”

•	the fact that the merger would be subject to the approval of our stockholders and that if a higher offer were to be made to our stockholders prior to the completion of the merger, our stockholders (other than the principal stockholders) would be free not to approve the merger with Johnson & Johnson;

•	the availability of appraisal rights for our stockholders who properly exercise their statutory appraisal rights;

•	the current and historical market prices of our common stock relative to the $27.00 per share merger consideration, and the fact that $27.00 per share represented a 20.5% premium over the closing price of our common stock on March 3, 2005 and a 24.1% premium to the average closing price of our common stock over the 20 trading day period up to and including March 3, 2005; and

•	the terms of the merger agreement, as reviewed by our board of directors with our legal advisors, including:

•	sufficient operating flexibility for us to conduct our business in the ordinary course between signing and closing;

•	the absence of a financing condition; and

•	our ability to furnish information to and conduct negotiations with a third party, as more fully described under “The Merger Agreement--No Solicitation”.

Our board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth;

•	that, under the terms of the merger agreement and the stockholder agreement, neither we nor the relevant stockholders can solicit other acquisition proposals, we must pay to Johnson & Johnson a termination fee if the merger agreement is terminated under certain circumstances and certain holders of our common stock have agreed to vote, in the aggregate, approximately 35% of our outstanding common stock for the merger, all of which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our stockholders (see “The Merger Agreement--Conditions to the Completion of the Merger”); and

•	the possibility of disruption to our operations following announcement of the merger, and the resulting effect on our company if the merger does not close.

During its consideration of the transaction with Johnson & Johnson, our board of directors was also aware that all of our directors and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our stockholders generally, as described under “The Merger--Interests of Our Directors and Executive Officers in the Merger”.

While our board of directors considered potentially negative and potentially positive factors, our board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by our board of directors in its consideration of the merger. Our board of directors collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of our board of directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, our board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of our board of directors may have given different weight to different factors.

Later that evening, the parties executed the merger agreement and, prior to the commencement of trading on March 4, 2005, issued a joint press release publicly announcing the execution of the merger agreement.

Recommendation of Our Board of Directors

Our board of directors has determined that the merger and the other transactions described in the merger agreement are fair to, and in the best interests of, our stockholders. Accordingly, our board of directors has approved and declared advisable the merger agreement and recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Our Financial Advisor—UBS Securities LLC

On March 3, 2005, at a meeting of our board of directors held to approve the proposed merger, UBS delivered to our board an oral opinion, confirmed by delivery of a written opinion, dated March 3, 2005, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to holders of our common stock (other than the principal stockholders).

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is included in this proxy statement as Annex C. UBS’ opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock (other than the principal stockholders) and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to our company or our underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. Holders of our common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS:

•	reviewed publicly available business and historical financial information relating to our company;

•	reviewed non-public internal financial information and other data relating to our business and financial prospects that our management provided to UBS, including financial forecasts and estimates prepared by our management;

•	conducted discussions with members of our senior management concerning our business and financial prospects;

•	reviewed current and historical market prices and trading volumes of our common stock;

•	reviewed publicly available financial and stock market data with respect to companies in lines of businesses which UBS believed to be generally comparable to our lines of business;

•	compared the financial terms of the merger with publicly available financial terms of other transactions which UBS believed to be generally relevant;

•	reviewed a draft dated March 3, 2005 of the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with our consent, UBS did not assume any responsibility for independent verification of any of the information that UBS was provided or reviewed for the purpose of its opinion and, with our consent, UBS relied on that information being complete and accurate in all material respects. In addition, at our direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of our company, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at our direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our company’s future financial performance. UBS also relied, at our direction, without independent verification or investigation, on the assessments of our management as to our products and product candidates and the risks associated with such product and product candidates, including the probability of successful testing, development and marketing, and approval by appropriate governmental authorities, of such products and product candidates and the potential impact of generic product competition. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

At our direction, UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger. UBS assumed, with our consent, that we, Johnson & Johnson and Holden Merger Sub, Inc. each would comply with all material terms of the merger agreement and that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. UBS also assumed, with our consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on our company or the merger. In addition, UBS assumed, with our consent, that the final executed form of the merger agreement would not differ in any material respect from the draft dated March 3, 2005 that UBS reviewed. In connection with its engagement, UBS was not requested to, and it did not, solicit third-party indications of interest for the acquisition of all or a part of our company. Except as described above, we imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to our board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected precedent transactions analysis summarized below, no company or transaction used as a comparison is identical to our company or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates of our company’s future performance provided by our management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between our company and Johnson & Johnson and the decision to enter into the merger was solely that of our board of directors. UBS’ opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with our board of directors in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Public Companies Analysis

UBS compared selected financial information for our company with corresponding financial information of the following 10 publicly traded companies in the medical technology sector of the healthcare industry:

•	Angiotech Pharmaceuticals, Inc.
•	ArthroCare Corporation
•	Integra LifeSciences Holdings Corporation
•	Kensey Nash Corporation
•	Kinetic Concepts, Inc.
•	Kyphon Inc.
•	Regeneration Technologies, Inc.
•	SurModics, Inc.
•	Wilson Greatbatch Technologies, Inc.
•	Wright Medical Group, Inc.

UBS reviewed, among other things, enterprise values, calculated as equity value, plus debt, less cash, as a multiple of estimated calendar years 2004 and 2005 revenue and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. UBS also reviewed equity values as a multiple of estimated calendar years 2005 and 2006 earnings per share, commonly referred to as EPS. UBS then compared the multiples derived for the selected companies with corresponding multiples implied for our company based on the closing price of our common stock on March 2, 2005 and based on the merger consideration of $27.00 per share. Financial data for the selected companies were based on closing stock prices on March 2, 2005. Estimated financial data for the selected companies and our company were based on publicly available research analysts’ estimates. This analysis indicated the following implied mean, median, high and low multiples for the selected companies, as compared to corresponding multiples implied for our company based both on the closing price of our common stock on March 2, 2005 and the merger consideration of $27.00 per share:

	Implied Multiples for Healthcare Companies								Implied Multiples for Closure Medical Based on Closing Stock Price on 3/2/05		Implied Multiples for Closure Medical Based on Merger Consideration
Enterprise Value as Multiples of:	Mean		Median		High		Low
Revenue
Calendar year 2004	5.4	x	5.0	x	10.7	x	2.2	x	6.9	x	9.2	x
Calendar year 2005	4.3	x	3.9	x	9.9	x	2.2	x	5.9	x	7.8	x

EBITDA
Calendar year 2004	20.5	x	20.4	x	30.9	x	14.5	x	18.4	x	24.4	x
Calendar year 2005	15.0	x	14.7	x	20.2	x	7.7	x	15.3	x	20.2	x

EPS
Calendar year 2005	28.2	x	29.9	x	35.7	x	16.5	x	32.4	x	39.7	x
Calendar year 2006	22.1	x	23.1	x	27.1	x	14.8	x	25.0	x	30.6	x

Selected Precedent Transactions Analysis

UBS reviewed implied enterprise values in the following 24 selected transactions involving companies in the medical technology sector of the healthcare industry announced between February 5, 1999 and September 23, 2004:

Acquiror	Target

• St. Jude Medical, Inc.	• Endocardial Solutions, Inc.

• Boston Scientific Corporation	• Advanced Bionics Corporation

• ArthroCare Corporation	• Opus Medical, Inc.

• Biomet, Inc.	• Interpore International, Inc.

• Cytyc Corporation	• Novacept, Inc.

• Synthes-Stratec Inc.	• Mathys Medizinaltechnik AG

• Abbott Laboratories	• Spinal Concepts, Inc.

• dj Orthopedics, Inc.	• OrthoLogic Corporation (Bone Growth Stimulation Business)

• Synthes-Stratec Inc.	• Spine Solutions, Inc.

• Snia S.p.A.	• Centerpulse Ltd. (Carbomedics and Mitroflow Businesses)

• Terumo Corporation	• Centerpulse Ltd. (Vascutek Business)

• Angiotech Pharmaceuticals, Inc.	• Cohesion Technologies, Inc.

• Microvena Corporation	• Centerpulse Ltd. (IntraTherapeutics, Inc.)

• Medtronic, Inc.	• Spinal Dynamics Corporation

• Stryker Corporation	• Tyco International Ltd. (Surgical Dynamics Inc.)

• Boston Scientific Corporation	• BEI Medical Systems Company, Inc.

• Baxter International Inc.	• Fusion Medical Technologies, Inc.

• Smith & Nephew plc	• ORATEC Interventions, Inc.

• Medtronic, Inc.	• VidaMed, Inc.

• Medtronic, Inc.	• PercuSurge, Inc.

• Kimberly-Clark Corporation	• Safeskin Corporation

• Medtronic, Inc.	• Xomed Surgical Products, Inc.

• Abbott Laboratories	• Perclose, Inc.

• St. Jude Medical, Inc.	• Tyco International Ltd. (Angio-Seal Business)

UBS reviewed enterprise values as a multiple of the latest 12-month revenue. UBS then compared the latest 12-month revenue multiples derived from the selected transactions with the corresponding multiple implied in the merger for our company based on the merger consideration of $27.00 per share. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied mean, median, high and low latest 12-month revenue multiple for the selected transactions, excluding outliers, as compared to the corresponding multiple implied in the merger for our company based on the merger consideration of $27.00 per share:

	Implied Multiples for Selected Transactions								Implied Multiple for Closure Medical Corporation Based on Merger Consideration
Enterprise Value as Multiple of:	Mean		Median		High		Low
Revenue	6.7	x	6.5	x	13.2	x	1.3	x	9.2	x

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that our company could generate over fiscal years 2005 through 2020 based on internal estimates of our management. UBS calculated a range of terminal values for our company by applying perpetuity growth rates of (10.0%) to (30.0%) to our company’s fiscal year 2020 estimated unlevered, after-tax free cash flows. The cash flows and terminal values were then discounted to present value using discount rates ranging from 15.0% to 20.0% in the case of products which our company currently is marketing and 35.0% to 40.0% in the case of products which currently are under development and not yet marketed by our company. This analysis indicated the following implied per share equity reference range for our company, as compared to the merger consideration of $27.00 per share:

Implied Per Share Equity Reference Range for Closure Medical Corporation	Merger Consideration
$22.55 – $28.84	$27.00

Other Factors

In rendering its opinion, UBS also reviewed and considered other factors, including:

•	the historical price performance and trading volumes of our common stock; and

•	the premiums implied in the merger based on the merger consideration and the closing price of our common stock on March 2, 2005 as well as the closing price of our common stock 30 days, 90 days and 180 days prior to March 2, 2005.

Miscellaneous

Under the terms of UBS’ engagement, we have agreed to pay UBS customary fees for its financial advisory services in connection with the merger, a significant portion of which is contingent upon completion of the merger and a portion of which was payable in connection with UBS’ opinion. In addition, we have agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under Federal securities laws, relating to, or arising out of, its engagement. UBS and its affiliates in the past have provided services to Johnson & Johnson unrelated to the proposed merger, for which services UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade securities of our company and Johnson & Johnson for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

We selected UBS as our advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, our stockholders should be aware that all of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests. Our board of directors was aware of the interests described below and considered them, among other matters, when approving the merger.

Employment Agreements with Executive Officers. We have entered into employment agreements with each of the following executive officers: James F. Buck, William M. Cotter, J. Michael Hoban, Jerry Jonn, Bruce J. Krattenmaker, Daniel A. Pelak, Gabriel N. Szabo and Benny Ward. The employment agreements provide for the following severance benefits in the event employment is terminated involuntarily (other than for cause (as defined in the employment agreements), disability or death) or voluntarily for good reason (as defined in the employment agreements and described in more detail below), which termination for good reason must occur, in the case of Messrs. Buck, Hoban, Krattenmaker and Szabo, within one year after a change of control:

•	a lump sum payment equal to the sum of the unpaid amount of the executive officer’s base salary and a pro-rated amount of any incentive compensation, in each case earned through the date of termination of employment;

•	the continuation of the executive officer’s annual salary and incentive compensation in effect on the date of termination for, in the case of Mr. Cotter, three years, and, in the case of Messrs. Buck, Hoban, Jonn, Krattenmaker and Szabo, one year, from the date of termination, or a lump sum payment equal to, in the case of Mr. Pelak, three times, and in the case of Mr. Ward, two times, the sum of the executive officer’s base salary and target incentive bonus for the year in which the change in control occurs; and

•	the continuation of all benefit plans and programs in which the executive officer was entitled to participate immediately prior to the date of termination for a period of time specified in the applicable employment agreement.

For purposes of the employment agreements, “good reason” is defined generally to include certain adverse changes in the executive’s duties and responsibilities, reductions in base salary, reductions in aggregate level of target incentive compensation and benefits and certain relocations of the executive’s primary place of employment.

The consummation of the merger will constitute a change in control for purposes of the employment agreements.

The employment agreements with Messrs. Pelak and Ward provide that in the event any payment or distribution to or for the benefit of them under their employment agreements or otherwise is deemed to constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and such payments will cause Messrs. Pelak and Ward to incur an excise tax under Section 4999 of the Internal Revenue Code, then Messrs. Pelak and Ward shall be paid a gross-up payment such that, after payment of all Federal, state and local income tax, employment tax and excise tax on the gross-up payment, Messrs. Pelak and Ward shall be fully reimbursed for the amount of such original underlying excise tax. Messrs. Buck, Cotter, Hoban, Jonn, Krattenmaker and Szabo are not entitled to a gross-up payment under their employment agreements in the event any payment or distribution to or for the benefit of them or otherwise is deemed to constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and such payments would cause the executive officers to incur an excise tax under Section 4999 of the Internal Revenue Code. The Company will pay the cost of valuation services that are associated with performing the determination of an “excess parachute payment” to three of our executive officers.

Letter Agreements with Executive Officers. As an inducement to Johnson & Johnson to enter into the merger agreement, we and Johnson & Johnson entered into letter agreements on March 3, 2005 with each of our executive officers modifying such individual’s rights and obligations under his employment agreements with us. The letter agreements will be void and of no further force and effect if the merger agreement is terminated prior to the consummation of the merger.

The letter agreements amend the employment agreements of all of the executive officers to (i) modify the benefits that we will be required to provide following the termination of the executive officer’s employment with us and (ii) provide that if the executive officer remains in continuous employment with us through the expiration of a certain period of time immediately following consummation of the merger (in the case of Messrs. Pelak and Ward, three months, and in the case of the other executive officers, 12 months), he will receive a retention bonus in an amount equal to the cash severance payment that otherwise would have been payable in accordance with the terms of the executive’s officer’s employment agreement had the executive officer been involuntarily terminated or had resigned for “good reason” immediately following consummation of the merger. The retention bonus is conditioned upon the executive officer providing a customary waiver and release of claims.

The letter agreements of the executive officers other than Messrs. Pelak and Ward provide that (i) the definition of “good reason” contained in the employment agreements is modified to exclude a change in duties and responsibilities due to the fact that we will no longer be an independent publicly held company and will have become a subsidiary of another company, (ii) the executive officer waives his rights to severance benefits in the event he is terminated for “cause” as defined in the employment agreements, (iii) to the extent the executive officer remains employed with us during the 12-month period immediately following the consummation of the merger, the executive officer will have the same base salary rate, the same title and the same general duties and responsibilities and reporting relationships as in effect on the date of the execution of the merger agreement, (iv) to the extent the executive officer remains employed through the applicable payment date, the executive officer is eligible to receive an annual bonus with respect to the 2005 calendar year in an amount not less than the annual bonus paid to him with respect to the calendar year 2004 and (v) the executive officer will be granted stock options to acquire shares of Johnson & Johnson common stock, and in the case of Mr. Jonn, he will receive a cash bonus in addition to such stock options.

The estimated maximum amount of all severance payments, including the estimated value of continuation of health and welfare and 401(k) benefits, due to the executive officers if the officer’s employment were terminated involuntarily or voluntarily for good reason after a change in control under his employment agreement (assuming such individuals’ employment were terminated immediately following the completion of the merger, and calculated as if the merger is completed on June 1, 2005), is approximately $400,000 for Mr. Buck, $1,500,000 for Mr. Cotter, $300,000 for Mr. Hoban, $400,000 for Mr. Jonn, $425,000 for Mr. Krattenmaker, $2,500,000 for Mr. Pelak, $325,000 for Mr. Szabo and $1,000,000 for Mr. Ward. The foregoing amounts do not include (1) any gross-up payments for excise taxes that may be payable under section 4999 of the Internal Revenue Code, (2) the value of any vesting of options or any payments for shares purchased under the employee stock purchase plan, (3) payment of accrued compensation and benefits (to the extent such amounts were accrued without regard to termination of employment or the completion of the merger, such as holiday and vacation pay, amounts under tax-qualified retirement plans, and similar items) and (4) any cost that we may incur in connection with certain valuation services for certain of the executive officers.

Outstanding Stock Options and Employee Stock Purchase Plan. Pursuant to the merger agreement, our board of directors and compensation committee took action to accelerate the vesting and exercisability of outstanding stock options. Each outstanding unexercised option to purchase our common stock held by directors and executive officers, as well as our employees, former employees and consultants, will be canceled upon the completion of the merger in exchange for a cash payment equal to the excess of the $27.00 per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option.

The directors and executive officers identified in the following table will benefit from the acceleration of the vesting of and exercisability of our stock options:

Director / Executive Officer	Number of Shares Underlying Unvested Stock Options	Value
James F. Buck	81,000	$952,920
J. Daniel Cole	30,000	173,100
William M. Cotter	51,250	381,945
J. Michael Hoban	46,250	213,741
Jerry Y. Jonn	60,250	437,495
Bruce J. Krattenmaker	80,750	149,000
Richard W. Miller	17,500	82,950
James E. Niedel	15,000	71,100
Daniel A. Pelak	447,500	4,904,500
Rolf D. Schmidt	15,000	71,100
Stephen I. Shapiro	15,000	33,300
Gabriel N. Szabo	45,100	231,302
Randy H. Thurman	17,500	82,950
Benny Ward	70,000	546,760

Our employee stock purchase plan will be terminated as of the day immediately prior to the effectiveness of the merger, and immediately prior to such termination, each participant’s outstanding right to purchase shares of our common stock will terminate and all amounts allocated for each participant’s account (including for our executive officers) under the employee stock purchase plan as of that date will be used to purchase shares of our common stock at the applicable price determined pursuant to the plan, using the termination date as the final purchase date for each then outstanding offering period. At the closing of the merger, the shares of common stock purchased under the employee stock purchase plan will automatically be canceled and will be converted into the right to receive a per share amount equal to $27.00 in cash, without interest.

Indemnification. The terms of the merger agreement provide for the continued indemnification of our current directors and officers, as more fully described under “The Merger Agreement—Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance”.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. Federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger and to individuals who receive cash in exchange for our outstanding options. The discussion does not purport to consider all aspects of U.S. Federal income taxation that might be relevant to particular holders. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to U.S. holders who hold shares of our common stock as capital assets, and to holders of our outstanding options who are U.S. holders. This discussion does not apply to certain types of holders (such as insurance companies, tax-exempt organizations and retirement plans, banks and other financial institutions, traders, broker-dealers, dealers in securities or foreign currencies, S corporations, partnerships, or mutual funds, persons who hold or have held our common stock as part of a straddle or a hedging, integrated constructive sale or conversion transaction for tax purposes, persons subject to alternative minimum tax, persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation (including, without limitation, persons who acquired their shares pursuant to our employee stock purchase plan), or persons with a functional currency other than the U.S. dollar) who may be subject to special rules.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

For purposes of this discussion, a U.S. holder is any individual, corporation, estate or trust that is a beneficial holder of our common stock or options and that is, for U.S. Federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. Federal income tax purposes, that is created or organized under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. Federal income taxation regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) which has made an election to be treated as a U.S. person.

If a partnership or other pass-through entity holds shares of our common stock or options, the tax treatment of a partner or owner of such partnership or other pass-through entity generally will depend upon the status of the partner or owner and the activities of the partnership or pass-through entity. Accordingly, we urge partnerships and other pass-through entities that hold shares of our common stock or options and partners or owners in such partnerships or pass-through entities to consult their tax advisors.

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. Federal income tax purposes. In general, a U.S. holder who surrenders shares of our common stock for cash in the merger will recognize a capital gain or loss for U.S. Federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of the completion of the merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

The receipt of cash in exchange for the outstanding options will be a taxable transaction for U.S. Federal income tax purposes. Holders of options (other than those persons who received such options in connection with their employment by, or provision of services to, us) will recognize a gain or loss equal to the difference, if any, between the amount of cash they receive and their adjusted tax basis, if any, in the options surrendered. Such gain or loss will be a capital gain or loss if the stock underlying the option would have been a capital asset in the hands of the taxpayer and will be long-term capital gain or loss provided that a U.S. holder’s holding period for the options is more than one year at the time of the completion of the merger. Persons who received their options in connection with their employment by or provision of services to us generally will recognize ordinary income or loss equal to the difference, if any, between the amount of cash they receive and their adjusted tax basis, if any, in the options surrendered. A holder’s basis in an option generally will equal the amount (if any) paid for that option. Payments in exchange for options received in connection with employment by us generally will be subject to applicable income and employment tax withholding.

Federal backup withholding tax generally will be withheld from all cash payments to which a holder of shares or other payee is entitled pursuant to the merger agreement, if (1) the IRS notifies us or our paying agent that the taxpayer identification number (typically, the social security number in the case of individuals, or employer identification number, in the case of other holders) provided by the holder of shares of common stock or other payee is incorrect; (2) the holder does not have a taxpayer identification number and does not provide one to us within 60 days of signing the Substitute Form W-9; (3) the holder of shares of common stock or other payee underreports interest and dividend payments that he or she receives on his or her tax return and the IRS notifies us or our paying agent that withholding is required; (4) the holder or other payee fails to certify under penalties of perjury that he or she is not subject to backup withholding; or (5) the holder or other payee fails to certify under penalties of perjury that he or she is a U.S. person or U.S. resident alien. Each of our eligible holders and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. Federal income tax liability provided that you furnish the required information to the IRS.

U.S. Holders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of Federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the U.S. Federal Trade Commission, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. Johnson & Johnson and we filed a notification and report form with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission on March 31, 2005. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Johnson & Johnson of substantial assets. In addition, under certain circumstances, private parties and state attorneys general may also bring actions under U.S. antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Amendment to Rights Agreement

Immediately prior to the execution of the merger agreement, on March 3, 2005, we entered into an amendment to the rights agreement with American Stock Transfer & Trust Company for the purpose of amending the rights agreement to render it inapplicable to the merger agreement, the stockholder agreement, the merger and the other transactions contemplated thereby.

Appraisal Rights

Holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, which is referred to in this proxy statement as Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is included in this proxy statement as Annex D. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of our common stock who follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the applicable statutory provisions are included in this proxy statement as Annex D. Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

A holder of shares of our common stock wishing to exercise the holder’s appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of such holder’s shares and must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A vote against the adoption of the merger agreement will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends thereby to demand appraisal of the holder’s shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares of our common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising the rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of our common stock as to which appraisal is sought and where no number of shares of our common stock is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Closure Medical Corporation, 5250 Greens Dairy Road, Raleigh, NC 27616, Attention: Benny Ward.

Within 10 days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares of our common stock. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of our common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of our common stock considering seeking appraisal should be aware that the fair value of their shares of our common stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of our common stock and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262. We do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of our common stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of our common stock (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the shares of our common stock of the stockholder will be converted into the right to receive $27.00 in cash per share. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights (in which event the holder of our common stock will be entitled to receive the consideration specified in the merger agreement).

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Holden Merger Sub, Inc. will be merged with and into us and the separate corporate existence of Holden Merger Sub, Inc. will thereupon cease, and we will be the surviving corporation and all of our rights, privileges, powers, immunities, purposes and franchises will continue unaffected by the merger, except that all of our then outstanding common stock will be owned by Johnson & Johnson and all outstanding options will be canceled.

Effective Time of the Merger

The merger will become effective when a certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties agree to and specify in the certificate of merger. Such filing will be made no later than the second business day after the satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement. See “The Merger Agreement—Conditions to the Completion of the Merger”.

The merger agreement also provides that:

•	our restated certificate of incorporation will be amended at the completion of the merger to be in the form of Exhibit A to the merger agreement and, as so amended, will be the restated certificate of incorporation of the surviving corporation until changed or amended;

•	the by-laws of Holden Merger Sub, Inc. as in effect immediately prior to the closing of the merger, will be the by-laws of the surviving corporation;

•	the directors of Holden Merger Sub, Inc. immediately prior to the closing of the merger, will be the directors of the surviving corporation; and

•	the officers of Holden Merger Sub, Inc. immediately prior to the closing of the merger, will be the officers of the surviving corporation.

The Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger, other than treasury shares, shares for which appraisal rights have been perfected and shares held by Johnson & Johnson or Holden Merger Sub, Inc., will automatically be canceled and will cease to exist and will be converted into the right to receive $27.00 in cash, without interest. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the $27.00 per share merger consideration or, if a holder exercises appraisal rights, the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law. Each share of our common stock held by us as treasury shares or held by Johnson & Johnson or Holden Merger Sub, Inc. at the time of the merger will be canceled without any payment.

YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY. A transmittal form with instructions for the surrender of certificates representing shares of our common stock will be mailed to stockholders shortly after completion of the merger.

Treatment of Our Stock Options and Employee Stock Purchase Plan

Prior to the completion of the merger, holders of outstanding stock options will have the opportunity to exercise all of their outstanding stock options, including stock options for which the vesting is accelerated in connection with the merger in accordance with the terms and conditions of the Amended and Restated 1996 Equity Compensation Plan. Upon completion of the merger, each outstanding stock option that has not been exercised will be canceled and the holder of that stock option will be entitled to receive a single lump sum cash payment equal to the product of:

•	the number of shares of our common stock for which the stock option has not been exercised; and

•	the excess, if any, of the $27.00 per share merger consideration over the per share exercise price of the stock option;

provided, however, if the calculation described above results in zero or a negative number, no payment will be made with respect to the stock option.

Subject to any applicable withholding taxes, the payment for options will be made, without interest, though our normal payroll procedures as soon as practicable following the completion of the merger.

We are required to ensure that there will be no stock options exercisable for our capital stock outstanding as of the effective time.

Our board of directors has taken actions under the employee stock purchase plan to provide that:

•	participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement;

•	no offering period will be commenced after the date of the merger agreement;

•	each participant’s outstanding right to purchase shares of our common stock under the plan will terminate on the day immediately prior to the date on which the merger becomes effective, with all amounts allocated for each participant’s account under the employee stock purchase plan as of the termination date being used to purchase shares of our common stock at the applicable price determined pursuant to the plan, using the termination date as the final purchase date for each then outstanding offering period.

•	the employee stock purchase plan will terminate immediately following these purchases of our common stock.

At the closing of the merger, the shares of common stock purchased under the employee stock purchase plan will automatically be canceled and will be converted into the right to receive a per share amount equal to $27.00 in cash, without interest.

Surrender of Stock Certificates

At the effective time of the merger, Johnson & Johnson will deposit for the benefit of our stockholders the aggregate merger consideration into an exchange fund with JPMorgan Chase Bank, N.A. or another comparable institution, as paying agent. At the effective time of the merger, shares of our common stock (except for shares for which appraisal rights have been perfected, as described in “Appraisal Rights” above):

•	will no longer be outstanding;

•	will automatically be canceled; and

•	will cease to exist.

In addition, from and after the effective time of the merger, each certificate formerly representing any such share of our common stock will represent only the right to receive the $27.00 per share merger consideration which the holder of the certificate is entitled to receive pursuant to the merger.

No interest will accrue or be paid with respect to the merger consideration. Until holders of certificates previously representing shares of our common stock have surrendered those certificates to the paying agent for exchange, holders will not receive the merger consideration due in respect of the shares formerly represented by such certificates.

As soon as practicable after the effective time of the merger, the paying agent will mail to each holder of record of shares of our common stock a letter of transmittal and instructions for its use in delivering certificates to the paying agent in exchange for the merger consideration due in respect of the shares formerly represented by such certificates. After receipt of its certificates by the paying agent, together with a properly executed letter of transmittal, the paying agent will deliver to each stockholder the $27.00 per share merger consideration multiplied by the number of shares formerly represented by the certificate(s) surrendered by the stockholder. In the event of a transfer of ownership of our common stock which is not registered in the transfer records of our transfer agent, payment of the merger consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

•	the person requesting the merger consideration pays any transfer or other taxes required by reason of the payment of the merger consideration due in respect of the shares formerly represented by such certificate to a person other than the registered holder of the surrendered certificate or establishes to Johnson & Johnson’s reasonable satisfaction that such tax has been paid or is not applicable.

Lost Certificates

If any certificate representing shares of our common stock is lost, stolen or destroyed, the paying agent will deliver the applicable merger consideration due in respect of the shares formerly represented by that certificate if:

•	the stockholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	upon request of Johnson & Johnson, the stockholder posts a bond in a reasonable amount designated by Johnson & Johnson as security against any claim that may be made with respect to that certificate against Johnson & Johnson.

Unclaimed Amounts

Any portion of the exchange fund which remains undistributed to our stockholders after the six month anniversary of the effective time of the merger will be delivered by the paying agent to Johnson & Johnson, upon demand, and any of our stockholders who have not previously surrendered their stock certificates will only be entitled to look to Johnson & Johnson for payment of the merger consideration due in respect of the shares formerly represented by their certificates. Subject to the other terms of the merger agreement, Johnson & Johnson will remain liable for the payment of the merger consideration to these stockholders.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement included in this proxy statement as Annex A contains the complete terms of that agreement and stockholders should read it carefully and in its entirety.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	our corporate organization and similar corporate matters and the corporate organization and similar matters of Johnson & Johnson and Holden Merger Sub, Inc.;

•	our capital structure;

•	our obligations with respect to our capital stock;

•	absence of stock options intended to qualify as “incentive-stock options” under Section 422 of the Internal Revenue Code;

•	the authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of us and of Johnson & Johnson and Holden Merger Sub, Inc.;

•	our filings with the Securities and Exchange Commission and the accuracy of information, including financial information, contained in these documents;

•	our compliance with the Sarbanes-Oxley Act of 2002 and other matters related to our internal and disclosure controls;

•	the accuracy of the information supplied by or on behalf of us, Johnson & Johnson and Holden Merger Sub, Inc. in connection with this proxy statement;

•	the absence of material changes or events concerning us;

•	pending or threatened material litigation against us;

•	matters related to the existence of certain of our contracts and defaults under our contracts;

•	our compliance with applicable laws and environmental matters;

•	absence of changes in our benefit plans;

•	absence of collective bargaining agreements or other labor union agreements between us or any of our subsidiaries and our employees;

•	matters affecting us relating to the Employee Retirement Income Security Act of 1974, as amended, and our employee benefits;

•	matters related to our pension plans and the timely filing of determination letter applications;

•	absence of excess parachute payments to any of our officers, directors, employees or consultants;

•	completion and accuracy of our tax filings and payment of our taxes;

•	validity of our leasehold or sublease interests in our properties and compliance with the terms of our leases and subleases;

•	matters relating to our intellectual property;

•	matters relating to the existence of confidentiality and noncompete agreements with our employees, contractors or consultants which have proprietary knowledge of or information relating to the manufacturing process or the formulation of our products;

•	the required vote of our stockholders;

•	the applicability of state takeover statutes, takeover provisions in our certificate of incorporation and the provisions of our stockholder rights agreement;

•	our engagement and payment of fees for accountants, brokers, financial advisor and legal counsel in connection with the merger;

•	our receipt of an opinion from our financial advisor;

•	certain contracts relating to research, development, distribution, sale, supply, license, marketing or manufacturing;

•	our compliance with applicable regulatory and governmental requirements;

•	our maintenance of insurance;

•	the operations of Holden Merger Sub, Inc.; and

•	Johnson & Johnson’s ability to pay the aggregate merger consideration.

Covenants

Under the merger agreement, we have agreed that, prior to the effective time of the merger, subject to certain exceptions, we will carry on our business in the ordinary course, consistent with past practice and as currently proposed (as of the date of the merger agreement) by us to be conducted and in compliance with applicable laws and regulations, and will use all commercially reasonable efforts to preserve intact our current business organizations, to keep available the services of our current officers, employees and consultants and preserve our relationships with those persons having business dealings with us. In addition, we have agreed that, among other things and subject to certain exceptions, we may not, without Johnson & Johnson’s prior written consent:

•	declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of, any of our capital stock, or form a subsidiary;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of our capital stock;

•	purchase, redeem or otherwise acquire any shares of our capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements or agreements existing as of the date of the merger agreement between us and any of our directors or employees;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of our capital stock, any other voting securities or any securities convertible into, or any rights, warrants, options to acquire, any such shares, voting securities or convertible securities, or “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than the issuance of our common stock upon the exercise of options that were outstanding on the date of the merger agreement and the issuance of the rights and capital stock pursuant to the terms of the rights agreement;

•	amend our restated certificate of incorporation or by-laws, except as may be required by law, or the rules and regulations of the Securities and Exchange Commission or The Nasdaq Stock Market, Inc.;

•	acquire by merger, consolidation, purchasing of assets or in any other manner any person or division, business or equity interest of any person;

•	acquire any asset or assets that, individually, has a purchase price in excess of $25,000 or, in the aggregate, have a purchase price in excess of $250,000, except for new capital expenditures which are subject to the limitations described below, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

•	sell, lease, license, mortgage, sell and leaseback, dispose of or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or other assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business, consistent with past practice;

•	enter into, modify or amend any lease of property, except for modifications or amendments that are not materially adverse taken as a whole;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any “keep well” or other arrangement to maintain any financial statement condition of another person or enter into any arrangement having an economic effect of any of the foregoing;

•	make any loans, advances, or capital contributions to, or investments in, any other person, other than to employees for travel expenses in the ordinary course of business consistent with past practice;

•	make any new capital expenditure or expenditures which, in the aggregate, are in excess of $250,000;

•	except as required by law or judgment, pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with the terms of, liabilities disclosed, reflected or reserved against in our most recent financial statements filed with the Securities and Exchange Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, cancel any indebtedness, waive or assign any claims or rights of substantial value, waive any benefits of, agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar agreement to which we are a party, or waive any material benefits of, or agree to modify in any material respect or fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar agreement to which we are a party;

•	enter into or negotiate contracts relating to the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of our products (including products under development), or products (including products under development) licensed by us or our intellectual property rights, or initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product in or outside the United States;

•	enter into, modify, amend or terminate any contract or waive, release or assign any material rights or claims under such contract, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to adversely affect us in any material respect, impair in any material respect our ability to perform our obligations under the merger agreement or prevent or materially delay the completion of the transactions described in the merger agreement;

•	enter into any contract to the extent that the completion of the transactions described in the merger agreement or our compliance with the provisions of the merger agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon any of our property or assets, or require Johnson & Johnson to license or transfer any of its intellectual property rights or other material assets, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such contract;

•	enter into any contract containing any restriction on our ability, or the ability of any of our affiliates, to assign our and their rights, interests, or obligations under such contract, unless such restriction expressly excludes any assignment to Johnson & Johnson or any of its affiliates in connection with or following the completion of the merger and the other transactions described in the merger agreement;

•	sell, transfer or license to any person or otherwise extend, amend or modify any of our intellectual property rights;

•	adopt, enter into, terminate or amend any collective bargaining agreement, benefit plan or any benefit agreement between us and one or more of our current or former directors, officers, employees or consultants;

•	increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former officer, director, employee or consultant;

•	pay any benefit or amount not required under any benefit plan or arrangement as in effect on the date of the merger agreement;

•	grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant;

•	grant any awards under any bonus, incentive, performance, or other compensation plan or arrangement, benefit agreement or benefit plan (including the grant of stock options, “phantom” stock rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any benefit agreement or benefit plan or agreements or awards made under such benefit agreements or benefit plans);

•	amend or modify any stock option;

•	take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement, or benefit plan or benefit agreement;

•	take any action to accelerate the vesting or payment of any compensation or benefit under any benefit plan or benefit agreement, except for the acceleration of the vesting of outstanding stock options as described in the merger agreement;

•	materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the way in which contributions to any pension plan are made or the basis on which such contributions are determined;

•	except as required by generally accepted accounting principles, revalue any material assets of our Company, or make any changes to our accounting methods, principles or practices; or

•	authorize any of, or commit, resolve or propose or agree to take any of, the above actions.

Each party agrees to notify the other party of:

•	any representation or warranty in the merger agreement that is qualified as to materiality becoming untrue or inaccurate in any respect;

•	any representation or warranty that is not so qualified as to materiality becoming untrue or inaccurate in any material respect; or

•	the failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the party under the merger agreement.

Each party shall promptly provide the other with copies of all filings made with any governmental entity in connection with the merger agreement.

Between the date of the merger agreement and the effective date, we will:

•	timely file all required tax returns;

•	timely pay all taxes due;

•	accrue a reserve in the books and records and financial statements in accordance with past practice for all taxes payable;

•	promptly notify Johnson & Johnson of any suit, claim, action, investigation, proceeding or audit pending against or with respect to us in respect of any material amount of tax and not settle or compromise any such action without Johnson & Johnson’s consent;

•	not make any material tax election or settle or compromise any material tax liability, other than with Johnson & Johnson’s consent or other than in the ordinary course of business; and

•	terminate as of the closing date all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices to which we are a party or may otherwise be bound so that we will have no further rights or liabilities under such agreements, arrangements or practices.

Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance

Johnson & Johnson has agreed to cause the surviving corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and all exculpation from liability for acts or omissions occurring at or prior to the effective time of the merger existing in favor of our present and former officers or directors as provided in our restated certificate of incorporation or by-laws or any indemnification agreement between any such person and us, in each case as in effect as of the date of the merger agreement, and such obligations will survive the merger and will continue in full force and effect in accordance with their terms. The merger agreement also provides that Johnson & Johnson will maintain our current officers’ and directors’ liability insurance for a period of six years after the completion of the merger to cover any acts or omissions occurring at or prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by that policy, on terms with respect to coverage and amounts no less favorable than those of the policy in effect on the date of the merger agreement (provided that in satisfying this obligation, Johnson & Johnson is not required to pay more than $1,000,000 in the aggregate to obtain such coverage). In the event such coverage cannot be obtained for $1,000,000 or less in the aggregate, Johnson & Johnson will be obligated to provide such coverage as may be obtained for such $1,000,000 aggregate amount.

Employee Benefits Matters

The merger agreement provides that, from the effective time of the merger through December 31, 2005, our employees who remain in the employment of the surviving corporation and its subsidiaries (whom we refer to as “continuing employees”) will receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to our employees immediately prior to the completion of the merger. However, neither Johnson & Johnson nor the surviving corporation nor any of their subsidiaries will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements, and none of our plans or arrangements providing for issuance of shares will be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

Johnson & Johnson will cause the surviving corporation to recognize the service of each continuing employee as if such service had been performed with Johnson & Johnson as follows:

•	for purposes of vesting (but not benefit accrual) under Johnson & Johnson’s defined benefit pension plan;

•	for purposes of eligibility for vacation under Johnson & Johnson’s vacation program;

•	for purposes of eligibility and participation under any health or welfare plan maintained by Johnson & Johnson (other than any post-employment health or post-employment welfare plan); and

•	unless covered under another arrangement with us, for benefit accrual purposes under Johnson & Johnson’s severance plan;

but solely to the extent that Johnson & Johnson makes such plan or program available to employees of the surviving corporation, and not for purposes of any other employee benefit plan of Johnson & Johnson.

In addition, with respect to any welfare plan maintained by Johnson & Johnson in which continuing employees are eligible to participate after the completion of the merger, Johnson & Johnson will, and will cause the surviving corporation to:

•	waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under our welfare plans prior to the completion of the merger; and

•	provide each continuing employee with credit for any co-payments and deductibles paid prior to the completion of the merger in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

Nothing in the merger agreement requires Johnson & Johnson or the surviving corporation to continue any specific plans or to continue the employment of any specific person.

Efforts to Consummate the Merger

Each party agrees to use its commercially reasonable efforts to do all things necessary, proper or advisable, in the most expeditious manner practicable, to complete and make effective the merger and other transactions described in the merger agreement and the stockholder agreement, including using commercially reasonable efforts to accomplish the following:

•	the taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all necessary steps to obtain an approval or waiver from, or avoid an action or proceeding by, any governmental entity; and

•	the obtaining of all necessary consents, approvals or waivers from third parties (subject to certain exceptions).

In addition, we will take all actions necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement, the stockholder agreement, the merger or any of the transactions described in the merger agreement or the stockholder agreement, and if a state takeover statute or similar statute becomes applicable, we will take all necessary actions to ensure that the merger and the other transactions described in the merger agreement and the stockholder agreement may be completed as promptly as practicable. Nothing in the merger agreement, however, requires Johnson & Johnson to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Johnson & Johnson, any portion of our assets or business or any portion of the assets or business of our or their subsidiaries.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the merger agreement has been adopted by the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding and entitled to vote at the special meeting;

•	the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or has been terminated; and

•	no restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition is in effect that (1) prevents the completion of the merger, or (2) has had or would reasonably be expected to have a material adverse effect on us.

Each party’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional condition:

•	the other party to the merger agreement has performed in all material respects all agreements and covenants required to be performed by it under the merger agreement on or prior to the date on which the merger is to become effective.

Johnson & Johnson’s obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

•	our representations and warranties set forth in the merger agreement that are qualified as to materiality are true and correct, and such representations and warranties to the extent that they are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date;

•	there is no pending suit, action or proceeding by any governmental entity, or by any other person having a reasonable likelihood of prevailing in a manner contemplated in clauses (1), (2) or (3) below, (1) challenging the acquisition by Johnson & Johnson or Holden Merger Sub, Inc. of any shares of our common stock, seeking to restrain or prohibit the completion of the merger, or seeking to place limitations on the ownership of shares of our common stock, or shares of common stock of the surviving corporation, by Johnson & Johnson or Holden Merger Sub, Inc. or seeking to obtain from us, Johnson & Johnson or Holden Merger Sub, Inc. any damages that are material in relation to us, (2) seeking to prohibit or materially limit the ownership or operation by us, Johnson & Johnson or any of its subsidiaries of any portion of their respective businesses or assets, or to compel us, Johnson & Johnson or any of their subsidiaries to divest or hold separate any portion of our or their businesses or assets, as a result of the merger, (3) seeking to prohibit Johnson & Johnson or any of its affiliates from effectively controlling in any material respect our business or operations or (4) otherwise having or being reasonably expected to have, a material adverse effect;

•	there is no restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition that would reasonably be expected to result in any of the effects described in the immediately preceding paragraph;

The merger agreement provides that a “material adverse effect” on us means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect that (1) is materially adverse to our business, financial condition, properties, assets, liabilities (contingent or otherwise), results of operations or prospects or (2) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay our completion of the merger or the other transactions contemplated by the merger agreement, in each case, subject to specified guidelines of interpretation and subject further to the limitation that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect:

•	any change relating to the United States economy or securities markets in general;

•	any failure, in and of itself, by us to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of the merger agreement (although the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a material adverse effect); and

•	any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to the conditions affecting the industry in which we participate, other than as may arise or result from regulatory action by a governmental entity, so long as the effects do not disproportionately impact us.

Our obligation to effect the merger is further subject to satisfaction or waiver of the following additional condition:

•	the representations and warranties of Johnson & Johnson and Holden Merger Sub, Inc. set forth in the merger agreement that are qualified as to materiality are true and correct, and the representations of Johnson & Johnson and Holden Merger Sub, Inc. set forth in the merger agreement that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

We can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. We cannot at this point determine whether the waiver of any particular condition would materially change the terms of the merger. If we determine that a waiver of a condition would materially change the terms of the merger or otherwise be required by applicable law, we will resolicit proxies. In making our determination of whether the waiver of a particular condition would materially change the terms of the merger, we would consider, among other factors:

•	the reasons for the waiver;

•	the effect of the waiver on the terms of the merger;

•	whether the requirement being waived was necessary in order to make the transaction fair to our stockholders from a financial point of view; and

•	the availability of alternative transactions to us and our prospects as an independent entity.

No Solicitation

The merger agreement provides that we will not, nor will we authorize or permit any of our directors, officers, or employees or any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by us or any of our affiliates to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any takeover proposal, as described below; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any takeover proposal.

The merger agreement provides that, notwithstanding the restrictions described above, if at any time prior to the time that our stockholders approve the adoption of the merger agreement:

•	we receive a bona fide written takeover proposal that our board of directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to lead to a superior proposal, as described below, and

•	the takeover proposal was not solicited after the date of the merger agreement, was made after the date of the merger agreement and did not otherwise result from our breach of the merger agreement,

we may, if our board of directors determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to our stockholders under applicable law:

•	furnish, under a customary confidentiality agreement, information about us to the person making such superior proposal provided that all information provided to a person has been provided to Johnson & Johnson; and

•	participate in discussions or negotiations regarding such superior proposal.

The merger agreement provides that:

•	the term “takeover proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of our revenues, net income or assets, taken as a whole, or 15% or more of any class of our equity securities, any tender offer or exchange offer that if completed would result in any person beneficially owning 15% or more of any class of our equity securities, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving us pursuant to which any person or the shareholders of any person would own 15% or more of any class of our equity securities or of any resulting parent company of us, other than the transactions contemplated by the merger agreement and the stockholder agreement; and

•	the term “superior proposal” means a bona fide offer made by a third party that if completed would result in the third party (or its stockholders) owning, directly or indirectly, all or substantially all of (A) our common stock then outstanding, (B) common stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger, or (C) our assets, in each case, which our board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (1) more favorable to our stockholders from a financial point of view than the merger, taking into account all the terms and conditions of such proposal as compared to the merger agreement (including any changes to the financial terms of the merger agreement proposed by Johnson & Johnson in response to such offer or otherwise), and (2) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

The merger agreement further provides that neither our board of directors nor any committee of our board of directors will:

•	withdraw (or modify in a manner adverse to Johnson & Johnson), or publicly propose to withdraw (or modify in a manner adverse to Johnson & Johnson), the approval, recommendation or declaration of advisability by our board of directors or such committee of our board of directors of the merger agreement, the merger or the other transactions contemplated by the merger agreement; or recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any takeover proposal (any such action being a “Company Adverse Recommendation Change”); or

•	approve or recommend, or propose to approve or recommend, or allow us or any of our affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any takeover proposal, other than a customary confidentiality agreement to facilitate the disclosure of information about us to any person making a superior proposal, as described above.

However, at any time prior to the time stockholder approval is obtained, our board of directors may make a Company Adverse Recommendation Change if it determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to our stockholders under applicable law; provided, however, that before doing so, our board of directors is required to give Johnson & Johnson four business days prior written notice (which notice must state the reasons for the change, including the terms and conditions of any superior proposal that is the basis of the proposed action by our board of directors), and is required to take into account any changes to the financial terms of the merger agreement proposed by Johnson & Johnson in response to such notice or otherwise before making a Company Adverse Recommendation Change.

If our board of directors, or any committee of our board of directors, makes a Company Adverse Recommendation Change, Johnson & Johnson is entitled to terminate the merger agreement. If Johnson &

Johnson terminates the merger agreement in this circumstance, we must pay Johnson & Johnson a fee in the amount of $12.627 million. See “—Termination” and “—Fees and Expenses”.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, regardless of whether our stockholders have approved the adoption of the merger agreement:

•	by mutual written consent of Johnson & Johnson, Holden Merger Sub, Inc. and us;

•	by either Johnson & Johnson or us if the merger has not been completed on or before August 15, 2005; provided, however, that this right to terminate the merger agreement is not available to any party whose breach of a representation or warranty or whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be completed on or before August 15, 2005;

•	by either Johnson & Johnson or us if any restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition:

•	prevents the completion of the merger, or

•	has had or would reasonably be expected to have a material adverse effect on us is in effect and has become final and nonappealable;

•	by either Johnson & Johnson or us, if our stockholders do not approve the adoption of the merger agreement at the special meeting, or at any adjournment or postponement thereof;

•	by Johnson & Johnson if we have breached or failed to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement, if the breach or failure to perform:

•	would give rise to the failure of the closing conditions relating to our representations and warranties, and our covenants or agreements described under the caption “—Conditions to the Completion of the Merger”, and

•	is incapable of being cured by us within 30 calendar days following receipt of written notice of such breach or failure to perform from Johnson & Johnson;

•	by Johnson & Johnson, if a restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition:

•	challenging the acquisition by Johnson & Johnson or Holden Merger Sub, Inc. of any shares of our common stock, seeking to restrain or prohibit the completion of the merger, or seeking to place limitations on the ownership of shares of our common stock (or shares of common stock of the surviving corporation) by Johnson & Johnson or Holden Merger Sub, Inc., or seeking to obtain from Johnson & Johnson, Holden Merger Sub, Inc. or us any damages that are material in relation to us,

•	seeking to prohibit or materially limit the ownership or operation by us or Johnson & Johnson, or their subsidiaries, of any portion of our or their respective businesses or assets or to compel us, Johnson & Johnson, or their subsidiaries, to divest or hold separate any portion of our or their respective businesses or assets, as a result of the merger,

•	seeking to prohibit Johnson & Johnson or its subsidiaries from effectively controlling in any material respect our business or operations, or

•	otherwise having, or being reasonably expected to have, a material adverse effect is in effect and has become final and nonappealable;

•	by us, if Johnson & Johnson has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, if the breach or failure to perform:

•	gives rise to the failure of the closing conditions relating to Johnson & Johnson’s representations and warranties, and covenants or agreements described under the caption “—Conditions to the Completion of the Merger”, and

•	is incapable of being cured by Johnson & Johnson within 30 calendar days following receipt of written notice of such breach or failure to perform from us; or

•	by Johnson & Johnson, in the event that prior to the obtaining of stockholder approval:

•	a Company Adverse Recommendation Change shall have occurred; or

•	our board of directors fails publicly to reaffirm its recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within 10 business days of receipt of a written request by Johnson & Johnson to provide such reaffirmation following a takeover proposal.

Amendment, Extension and Waiver

Subject to applicable law:

•	the merger agreement may be amended by mutual consent of the parties in writing at any time, except that after the merger agreement has been adopted by our stockholders, no amendment may be entered into which requires approval by such stockholders unless such further approval is obtained; and

•	at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of such party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and waive compliance by any other party with any agreement or condition in the merger agreement.

Assignment

The merger agreement provides that Johnson & Johnson may assign its interests and obligations under the merger agreement to any of its direct or indirect wholly owned subsidiaries and that Holden Merger Sub, Inc. may assign its interest and obligations under the merger agreement to Johnson & Johnson or any of Johnson & Johnson’s direct or indirect wholly owned subsidiaries. However, no such assignment shall relieve Johnson & Johnson or Holden Merger Sub, Inc., as applicable, of any of their obligations under the merger agreement and they shall remain secondarily liable with respect to such obligations.

Fees and Expenses

The merger agreement generally provides that each party will pay its own fees and expenses in connection with the merger agreement and the transactions described in the merger agreement, whether or not the merger is completed. However, we must pay Johnson & Johnson a $12.627 million termination fee if:

•	the merger agreement is terminated by Johnson & Johnson pursuant to its right described in the last major bullet point under the heading “—Termination”; or

•	prior to obtaining stockholder approval, we or our stockholders receive a takeover proposal or a takeover proposal otherwise becomes publicly known or any person publicly announces an intention, whether or not conditional, to make a takeover proposal, the merger agreement is terminated by either Johnson & Johnson or us because either (1) a vote in respect of the adoption of the merger agreement has not been taken at the special meeting of our stockholders on or before August 15, 2005 or (2) our stockholders have not adopted the merger agreement at the special meeting and, within 12 months after such termination, we complete, or enter into a definitive agreement to complete, the transactions described in any takeover proposal.

STOCKHOLDER AGREEMENT

The following description summarizes the material provisions of the stockholder agreement and is qualified in its entirety by reference to the complete text of the stockholder agreement. The stockholder agreement included in this proxy statement as Annex B contains the complete terms of that agreement and stockholders should read it carefully and in its entirety.

Voting Arrangements and Related Provisions

In connection with the execution of the merger agreement, certain of our stockholders (one of which is a director) entered into a stockholder agreement with Johnson & Johnson. The stockholders have agreed to vote shares of our common stock (together representing approximately 35% of the outstanding shares of our common stock as of the record date) in favor of the adoption of the merger agreement, the approval of the merger and the approval of the other transactions described in the merger agreement.

Each of these stockholders also agreed to vote these shares of our common stock held by that stockholder against the following actions:

•	any merger agreement or merger or similar transaction or takeover proposal as described in “The Merger Agreement—No Solicitation”; and

•	any amendment to our restated certificate of incorporation or bylaws or any other proposed action or transaction that would impede, frustrate, prevent or nullify the merger, the merger agreement or the transactions described in the merger agreement.

In connection with the stockholder agreement, the stockholders further agreed not to:

•	sell, transfer, pledge, assign or otherwise dispose of these shares of our common stock or enter into any contract or other arrangement with respect to the sale, transfer, pledge, assignment or disposition of these shares of our common stock; provided, however, such shares may be sold, transferred or assigned by the stockholders to members of such stockholder’s family or family trust or to a charitable institution if the transferee agrees to be bound by the terms of the stockholder agreement;

•	enter into voting arrangements whether by proxy, voting agreement or otherwise with respect to these shares of our common stock;

•	solicit, initiate, encourage or otherwise facilitate, any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to a takeover proposal, as described in “The Merger Agreement—No Solicitation”, or enter into any agreement, or engage in or continue any discussions, or furnish any information with respect to, a takeover proposal; or

•	take any action to revoke or terminate a revocable trust or take any action which would restrict, limit or frustrate the merger agreement or the transactions described in the merger agreement;

•	exercise any rights of appraisal or dissent.

Each of the parties to the stockholder agreement has irrevocably granted to, and appointed Johnson & Johnson and Richard S. Dakers, James J. Bergin and Steven M. Rosenberg, in their respective capacities as officers or authorized representatives of Johnson & Johnson and any individual who succeeds any of them, and each of them individually, and any individual designated in writing by any of them, as that party’s proxy and attorney-in-fact to vote, or grant a consent with respect to, that party’s shares of our common stock which are subject to the stockholder agreement in favor of the adoption and approval of the merger agreement and the merger and the other transactions described therein and against certain alternative transactions.

Termination

The stockholder agreement generally terminates on the earlier of the effective date of the merger, the date of termination of the merger agreement or, at the option of any stockholder, any amendment, modification, change or waiver to the merger agreement subsequent to the date of the stockholder agreement that results in any decrease in the price to be paid per share for each share of our common stock.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND

PRINCIPAL STOCKHOLDERS

The following table and notes set forth information with respect to the beneficial ownership of shares of our common stock by each of our directors and executive officers, by such persons as a group, and by any other stockholder that is known to us to be the beneficial owner of 5% or more of our common stock. Unless otherwise indicated, the information is as of April 22, 2005 and is based upon information furnished to us by such persons or entities. For purposes of this table, and as used elsewhere in this proxy statement, the term “beneficial owner” means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of, a security or the power to dispose, or to direct the disposition of, a security or has the right to acquire shares within sixty (60) days.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number	Percent
F. William Schmidt (2)(6)	3,288,275	22.7
Rolf D. Schmidt (3)(6)	3,058,375	21.1
Endowment Capital, L.P. (4)	1,157,732	8.0
Gabelli Asset Management Inc. (8)	799,424	5.5
Daniel A. Pelak (5)(6)	323,500	2.2
Randy H. Thurman (6)	188,044	1.3
Richard W. Miller (6)	184,512	1.3
William M. Cotter (6)	170,776	1.2
Benny Ward (6)	154,007	1.1
Jerry Y. Jonn (6)	117,400	*
James E. Niedel (6)	120,000	*
Gabriel N. Szabo (6)	65,547	*
J. Daniel Cole (6)	67,500	*
J. Michael Hoban (6)	61,397	*
Stephen I. Shapiro (6)	45,000	*
James F. Buck (6)	44,767	*
Bruce J. Krattenmaker (6)	17,060	*
All directors and executive officers as a group (14 persons) (7)	4,617,885	31.9

*	Less than 1%.
(1)	Nature of ownership consists of sole voting and investment power unless otherwise indicated. Includes shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 22, 2005.
(2)	The address of the stockholder is 534 Ridge Avenue, Ephrata, PA 17522. Includes (a) 2,236,945 shares held by Triangle Partners, L.P., a limited partnership of which F. William Schmidt is the sole general partner, for which shares he is deemed to have sole voting and investment power; (b) 539,912 shares held by OMI Partners, L.P., a limited partnership of which F. William Schmidt and Rolf D. Schmidt are the sole general partners, for which shares they are deemed to share voting and investment power; and (c) 50,000 shares held by F. William Schmidt’s spouse, for which shares he is deemed to share voting and investment power.
(3)	The address of the stockholder is 205 Sweitzer Road, Sinking Spring, PA 19608. Includes (a) 2,047,445 shares held by Cacoosing Partners, L.P., a limited partnership of which Rolf D. Schmidt is the sole general partner, for which shares he is deemed to have sole voting and investment power; (b) 539,912 shares held by OMI Partners, L.P., a limited partnership of which Rolf D. Schmidt and F. William Schmidt are the sole general partners, for which shares they are deemed to share voting and investment power; and (c) 140,000 shares owned jointly by Rolf D. Schmidt and his spouse, for which shares he is deemed to share voting and investment power.
(4)	The address of the stockholder is 1105 N. Market Street, 15th Floor, Wilmington, DE 19081.
(5)	Includes 5,000 shares held by Mr. Pelak’s spouse, for which shares he is deemed to share voting and investment power.

(6)	Except as otherwise noted in footnote (2) or (3) the address of the stockholder is c/o Closure Medical Corporation, 5250 Greens Dairy Road, Raleigh, NC 27616. Includes the following shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 22, 2005: F. William Schmidt—151,044; Rolf D. Schmidt—151,044; Daniel A. Pelak—312,500; Randy H. Thurman—182,044; Richard W. Miller—177,512; William M. Cotter—161,500; Benny Ward—142,478; Jerry Y. Jonn—115,900; James E. Niedel—120,000; Gabriel N. Szabo—63,040; J. Daniel Cole—67,500; J. Michael Hoban—58,900; Stephen I. Shapiro—45,000; James F. Buck—42,000; and Bruce J. Krattenmaker—16,250.
(7)	Includes 1,655,668 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 22, 2005.
(8)	This amount is reflected in a report on Schedule 13D that was filed on April 11, 2005 by the stockholder and certain of its subsidiaries and affiliates. The address of the stockholder is One Corporate Center, Rye, NY 10580.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

Our 2005 annual meeting of stockholders is not yet scheduled to take place. We will hold the 2005 annual meeting of our stockholders only if the merger is not completed. The deadline for submission of stockholder proposals for inclusion in our proxy materials for the 2005 annual meeting was December 31, 2004. If the merger is not completed, under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, our stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2005 annual meeting by submitting their proposal in writing to our Secretary.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements about our ability to complete the merger.

When used in this proxy statement, we intend the words “may”, “believe”, “anticipate”, “plan”, “expect”, “predict”, “estimate”, “require”, “intend” and similar words to identify “forward-looking statements”. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results, performance or achievements, to be far different from that suggested by our forward-looking statements. Such risks and uncertainties include our inability to complete the merger and the other risks and factors identified from time to time in reports we file with the Securities and Exchange Commission or in public statements issued by us. You should not place undue reliance on our forward-looking statements. We disclaim any obligation to update any of these factors or to publicly announce the results of any revisions to any of these forward-looking statements, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the facilities of the Securities and Exchange Commission located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Please call the Securities and Exchange

Commission at 1 800-SEC-0330 for further information on its public reference rooms. Our Securities and Exchange Commission filings also are available to the public at its website at http://www.sec.gov.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MAY 2, 2005. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

EXECUTION COPY

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of March 3, 2005

Among

JOHNSON & JOHNSON,

HOLDEN MERGER SUB, INC.

And

CLOSURE MEDICAL CORPORATION

Page
ARTICLE I

THE MERGER

SECTION 1.01. The Merger	A-1

SECTION 1.02. Closing	A-1

SECTION 1.03. Effective Time	A-1

SECTION 1.04. Effects of the Merger	A-2

SECTION 1.05. Certificate of Incorporation and By—laws	A-2

SECTION 1.06. Directors	A-2

SECTION 1.07. Officers	A-2

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01. Effect on Capital Stock	A-2

SECTION 2.02. Exchange of Certificates	A-3

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company	A-4

SECTION 3.02. Representations and Warranties of Parent and Sub	A-21

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

SECTION 4.01. Conduct of Business	A-22

SECTION 4.02. No Solicitation	A-26

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting	A-28

SECTION 5.02. Access to Information; Confidentiality	A-28

SECTION 5.03. Commercially Reasonable Efforts	A-29

SECTION 5.04. Company Stock Options; ESPP	A-29

SECTION 5.05. Indemnification; Advancement of Expenses; Exculpation and Insurance	A-30

SECTION 5.06. Fees and Expenses	A-31

SECTION 5.07. Public Announcements	A-31

SECTION 5.08. Stockholder Litigation	A-31

SECTION 5.09. Rights Agreement	A-31

SECTION 5.10. Employee Matters	A-32

SECTION 5.11. Stockholder Agreement Legend	A-32

SECTION 5.12. Certain Other Actions	A-32

i

Annex I	Index of Defined Terms
Exhibit A	Restated Certificate of Incorporation of the Surviving Corporation

ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 3, 2005, among JOHNSON & JOHNSON, a New Jersey corporation (“Parent”), HOLDEN MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and CLOSURE MEDICAL CORPORATION, a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company (“Company Common Stock”), other than (i) shares of Company Common Stock directly owned by Parent, Sub or the Company and (ii) the Appraisal Shares, will be converted into the right to receive $27.00 in cash;

WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, Parent and certain stockholders of the Company (the “Principal Stockholders”) entered into an agreement (the “Stockholder Agreement”) pursuant to which the Principal Stockholders agreed to vote to approve and adopt this Agreement and to take certain other actions in furtherance of the consummation of the Merger upon the terms and subject to the conditions set forth in the Stockholder Agreement; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Company Certificate shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares) shall be converted into the right to receive $27.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. As provided in Section 2.02(h), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such

Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall appoint JPMorgan Chase or another comparable bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration.

(e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. The Company has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted and as currently proposed by its management to be conducted, except where the failure to have such government licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Certificate and its By-laws (the “Company By-laws”), in each case as amended to the date hereof. The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company, the Board of Directors of the Company and the committees of its Board of Directors, in each case held since January 1, 2002 and prior to the date hereof.

(b) Subsidiaries. The Company does not have, and has never had, any Subsidiaries. The Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure. The authorized capital stock of the Company consists of 35,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). At the close of business on March 2, 2005, (i) 14,445,563 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 7,269,604 shares of Company Common Stock were reserved for issuance pursuant to the Amended and Restated 1996 Equity Compensation Plan of the Company and the 1999 Employee Stock Purchase Plan of the Company (the “ESPP”, and such plans collectively, the “Company Stock Plans”), of which 4,873,628 shares of Company Common Stock were subject to outstanding Company Stock Options, (iv) other than as set forth in clause (v), no shares of Company Preferred Stock were issued or outstanding or were held by the Company in its treasury and (v) 50,000 shares of Company Preferred Stock designated as Series A Junior Participating Preferred Shares were reserved for issuance in connection with the rights (the “Rights”) to be issued pursuant to the Rights Agreement dated as of July 31, 2001, between the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”). Except as set forth above in this Section 3.01(c), at the close of business on March 2, 2005, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. There are no outstanding shares of Company Common Stock or Company Preferred Stock subject to vesting or restrictions on transfer, stock appreciation rights (“SARs”), “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock (collectively, but exclusive of rights under the ESPP, “Company Stock-Based Awards”). Section 3.01(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of March 2, 2005, of all outstanding options to purchase shares of Company Common Stock (collectively, but exclusive of rights under the ESPP, “Company Stock Options”) under the Company Stock Plans or otherwise, the number of shares of Company Common Stock (or other stock) subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof. All (i) outstanding shares of Company Common Stock in respect of which the Company has a right under specified circumstances to repurchase such shares by the Company at a fixed purchase price and (ii) Company Stock Options are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements, in each case in the forms set forth in Section 3.01(c) of the Company Disclosure Schedule, and no stock option agreement, restricted stock purchase agreement or other award agreement contains terms that are inconsistent with such forms. There are no Company Stock Options intended to qualify as an “incentive stock option” under Section 422 of the Code, and the exercise price of each Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option. As of the close of business on March 2, 2005, there were outstanding Company Stock Options to purchase 3,962,148 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Company Stock Options was equal to $19.21. The maximum number of shares of Company Common Stock that could be purchased with accumulated payroll deductions under the ESPP at the close of business of July 29, 2005 is 25,000, which number was calculated assuming (A) the fair market value of a share of Company Common Stock on such date is equal to the Merger Consideration and payroll deductions continue at the current rate, (B) not giving effect to any limitation contained in the ESPP as to the number of shares that a participant may purchase in any given period and (C) excluding any individuals that are on leave from their employment with the Company as of the date of this Agreement. Each Company Stock Option may, by its terms, be canceled in connection with the transactions contemplated hereby for a lump sum cash payment in accordance with and to the extent required by Section 5.04(a). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options or rights under the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or (C) any warrants, calls, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities.

(d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the obtaining of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, lien, charge, encumbrance or security interest (each, a “Lien” and collectively,

“Liens”) in or upon any of the properties or other assets of the Company under, (x) the Company Certificate or the Company By-laws, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company is a party or any of its properties or other assets is subject or (z) subject to (i) the Stockholder Approval and (ii) the governmental filings and the other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to the Company or its properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or its properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (4) any filings required under the rules and regulations of the Nasdaq National Market and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Company SEC Documents. (i) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2002 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to any such Company SEC Document. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. The Company does not have any outstanding, or has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets.

(iv) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(v) The Company is not a party to, or does not have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(vi) Since January 1, 2003, the Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(f) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement and except as disclosed in the Filed Company SEC Documents or as expressly permitted pursuant to Section 4.01(a)(i) through (xvi), since the date of the most recent audited financial statements included in the Filed Company SEC Documents, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been any Material Adverse Change, and from such date until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company, (ii) any purchase, redemption or other acquisition by the Company of any shares of capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire such shares or other securities, (iii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by the Company to any current or former director, officer, employee or consultant of the Company of any increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, except for normal increases in cash compensation (including cash bonuses) in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company to any current or former director, officer, employee or consultant of the Company of any right to receive any increase in severance or termination pay, or (C) any entry by the Company into, or any amendments of (1) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement or any other agreement, plan or policy with or involving any current or former director, officer, employee or consultant of the Company or (2) any agreement with any current or former director, officer, employee or consultant of the Company, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, “Company Benefit Agreements”), (D) any adoption of, any amendment to or any termination of any Company Benefit Plan, or (E) any payment of any benefit under, or the grant of any award under, or any amendment to, or termination of, any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including in respect of stock options, “phantom” stock, stock appreciation rights, restricted stock, “phantom” stock rights, restricted stock units, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except for normal increases in cash compensation (including cash bonuses) in the ordinary course of business consistent with past practice or as required to comply with applicable law or any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (v) any damage, destruction or loss to any asset of the Company, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vii) any material tax election or any settlement or compromise of any material income tax liability.

(h) Litigation. Except as disclosed in the Filed Company SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(i) Contracts. (i) Except as disclosed in the Filed Company SEC Documents and except with respect to licenses and other agreements relating to intellectual property, which are the subject of Section 3.01(p), as of the date hereof, the Company is not a party to, and none of its properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract, to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has not entered into any Contract with any Affiliate of the Company that is currently in effect other than agreements that are disclosed in the Filed Company SEC Documents. The Company is not a party to or otherwise bound by any agreement or covenant restricting the Company’s or any of its Affiliates’ ability to compete or by any agreement or covenant restricting in any respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of the Company or any of its Affiliates.

(ii) Each employee, contractor or consultant of the Company who has proprietary knowledge of or information relating to the manufacturing processes, or the formulation of the products, of the Company has executed and delivered to the Company an agreement or agreements, substantially in the form(s) set forth in Section 3.01(i)(ii) of the Company Disclosure Schedule, restricting such person’s right to (A) use and disclose confidential information of the Company and (B) enter into certain employment, consulting or similar contractual relationships with companies that are competitors of the Company for a specified period of time.

(j) Compliance with Laws; Environmental Matters. (i) Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and taxes, which are the subjects of Sections 3.01(j)(ii), 3.01(l) and 3.01(n), respectively, and except as set forth in the Filed Company SEC Documents, the Company is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations (collectively, “Legal Provisions”), except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”), including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), and the regulations of the Federal Food and Drug Administration (the “FDA”) promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any other person, in each case with respect to the Company or any of its properties or other assets under any Legal Provision, is pending or, to the Knowledge of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(ii) Except for those matters disclosed in the Filed Company SEC Documents: (A) the Company is, and has been, in compliance in all material respects with all Environmental Laws and has obtained and complied with all material Permits required under any Environmental Laws to own, lease or operate its properties or other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted; (B) to the Knowledge of the Company, there have been no Releases or threatened Releases of Hazardous Materials in, on, under or affecting any properties currently or formerly owned, leased or operated by the Company or any of its former Subsidiaries that would require investigation or clean-up under Environmental Laws; (C) there is no material investigation, suit, claim, action or proceeding pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its former Subsidiaries relating to or arising under Environmental Laws, and the Company has not received any notice of any such investigation, suit, claim, action or proceeding; (D) neither the Company nor any of its former Subsidiaries has entered into or assumed by contract or operation of law or otherwise, any material obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and (E) there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, action, proceeding or liability against or affecting the Company relating to or arising under Environmental Laws. The term “Environmental Laws” means all applicable Federal, state, local and foreign laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, Permits, treaties or binding agreements issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or endangered species, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials, or to human health and safety. The term “Hazardous Materials” means (1) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances or (2) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law. The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(k) Absence of Changes in Company Benefit Plans; Labor Relations. Except as disclosed in the Filed Company SEC Documents or as expressly permitted pursuant to Section 4.01(a)(i) through (xvi), since the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption or amendment by the Company of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer, employee or consultant of the Company or any of its former Subsidiaries (collectively, the “Company Benefit Plans”), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plans, or any change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Company Benefit Plan is not then out of compliance with applicable law, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code. Except as disclosed in the Filed Company SEC Documents, there exist no currently binding Company Benefit Agreements. There are no collective bargaining or other labor union agreements to which the Company is a party or by which the Company is bound. As of the date hereof, none of the employees of the Company are represented by any union with respect to their employment by the Company. As of the date hereof, since January 1, 2002, the Company has not experienced any labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

(l) ERISA Compliance. (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”), each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans. The Company has provided to Parent complete and accurate copies of (A) each Company Benefit Plan (or, in the case of any unwriten Company Benefit Plans, descriptions thereof), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (D) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws, including laws of foreign jurisdictions, and the terms of all collective bargaining agreements.

(ii) All Company Pension Plans intended to be tax-qualified have received favorable determination letters from the IRS with respect to “TRA” (as defined in Section 1 of Rev. Proc. 93-39), and have timely filed with the IRS determination letter applications (or have received such a determination letter) with respect to “GUST” (as defined in Section 1 of Notice 2001-42) and the Economic Growth and Tax Relief Reconciliation Act of 2001, to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. No Company Pension Plans are required to have been approved by any foreign Governmental Entity. The Company has delivered to Parent a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any. The Company has also provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(iii) Neither the Company nor any Commonly Controlled Entity has (A) maintained, contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA or (B) has any unsatisfied liability under Title IV of ERISA.

(iv) All reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed in all material respects. The Company has not received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that would give rise to any material liability, and, to the Knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(v) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed Company SEC Documents.

Neither any Company Pension Plan nor any single-employer plan of any Commonly Controlled Entity has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(vi) With respect to each Company Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its employees, or any trustee, administrator or other fiduciary of such Company Benefit Plan, or, to the Knowledge of the Company, any agent of the foregoing, has engaged that would reasonably be expected to subject the Company or any of its employees, or, to the Knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (B) neither the Company nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or, to the Knowledge of the Company, any trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable law. No Company Benefit Plan or related trust has been terminated during the last five years, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated by this Agreement.

(vii) Section 3.01(l)(vii) of the Company Disclosure Schedule discloses whether each Company Benefit Plan that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (C) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company at any time after the Effective Time. The Company complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state statute. The Company does not have any material obligations for retiree health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required under Section 4980(f) of the Code).

(viii) None of the execution and delivery of this Agreement, the Stockholder Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction expressly contemplated by this Agreement or the Stockholder Agreement (including as a result of any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. The total amount of all severance payments and the fair market value of all non-cash benefits (other than Company Stock Options) that may become payable or provided to any director, officer, employee or consultant of the Company under agreements described in clause (2) of the definition of the Company Benefit Agreements contained in Section 3.01(g)(iv)(C) (assuming for such purpose that such individuals’ employment were terminated immediately following the Effective Time as if the Effective Time were the date listed in Section 3.01(l)(viii) of the Company Disclosure Schedule) will not exceed the amount set forth in Section 3.01(l)(viii) of the Company Disclosure Schedule.

(ix) The Company does not have any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the

Company and treating such persons as consultants or independent contractors and not as employees of the Company.

(x) No deduction by the Company in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

(m) No Excess Parachute Payments. Other than payments or benefits that may be made to the persons listed in Section 3.01(m) of the Company Disclosure Schedule (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the Stockholder Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement or the Stockholder Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual (a “Parachute Gross Up Payment”). Section 3.01(m) of the Company Disclosure Schedule sets forth, calculated as of the date of this Agreement, (i) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each Primary Company Executive and each other disqualified individual (defined as set forth above) whose Company Stock Options will vest pursuant to their terms in connection with the execution and delivery of this Agreement, the Stockholder Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement or the Stockholder Agreement (including as a result of any termination of employment on or following the Effective Time) and (ii) the estimated maximum amount of “parachute payments” as defined in Section 280G of the Code that could be paid or provided to each Primary Company Executive as a result of the execution and delivery of this Agreement, the Stockholder Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement or the Stockholder Agreement (including as a result of any termination of employment on or following the Effective Time).

(n) Taxes. (i) Each of the Company, its Subsidiaries and each Company Consolidated Group has filed or has caused to be filed in a timely manner (within any applicable extension period) all tax returns required to be filed with any taxing authority pursuant to the Code (and any applicable U.S. Treasury regulations) or applicable state, local or foreign tax laws. All such tax returns are complete and accurate in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Each of the Company, its Subsidiaries and each Company Consolidated Group has paid or caused to be paid (or the Company has paid on its behalf) all taxes due and owing, and the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (determined in accordance with GAAP) (excluding any reserves for deferred taxes established to reflect timing differences between book and tax income) for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) No tax return of the Company or any of its Subsidiaries or any Company Consolidated Group is or has ever been under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Company or any of its Subsidiaries or any Company Consolidated Group. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of taxes due and owing by the Company or any of its Subsidiaries or any Company Consolidated Group. Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid or is being contested in good faith and has been reserved for on the books of the Company. No issues relating to any material amount of taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. The relevant statute of limitation is closed with respect to Federal, state, local and foreign income tax returns of the Company for all years through 2000. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of the Company or its Subsidiaries or any Company Consolidated Group, nor has any request been made for any such extension, and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any taxes has been executed or filed with any taxing authority.

(iii) The Company will not be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed Company SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) the installment method of accounting, (B) the completed contract method of accounting, (C) the long-term contract method of accounting, (D) the cash method of accounting or Section 481 of the Code or (E) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of the Company included in the Filed Company SEC Documents.

(iv) The Company and its Subsidiaries have complied with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of any material amount of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under applicable laws.

(v) Within the two-year period ending on the Closing Date, none of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock outside of the affiliated group of which the Company is the common parent qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(vi) The Company has not filed a consent under Section 341 of the Code concerning collapsible corporations.

(vii) Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary tax return, other than tax returns for the affiliated, aggregate, consolidated, combined or unitary group of which the Company is the common parent.

(viii) No written claim has ever been made by any authority in a jurisdiction where any of the Company or its Subsidiaries does not file a tax return that it is, or may be, subject to a material amount of tax by that jurisdiction.

(ix) The Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(x) No “ownership change” (as described in Section 382(g) of the Code) has occurred or will occur prior to the Effective Time that would have the effect of limiting the use of “pre-change tax losses” (as described in Section 382(d) of the Code) of the Company following the Effective Time.

(xi) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” (as defined in Treasury Regulation Section 1.6011-4(b)(2)) during the five years prior to the date of this Agreement.

(xii) No taxing authority has asserted any material liens for taxes with respect to any assets or properties of the Company or its Subsidiaries, except for statutory liens for taxes not yet due and payable.

(xiii) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xiv) As used in this Agreement (A) “tax” or “taxes” shall include (whether disputed or not) all (x) Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y); (B) “Company Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any other similar state, local or foreign law, in which the Company (or any Subsidiary of the Company) is or has ever been a member or any group of corporations with which the Company files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate tax return; (C) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (D) “tax return” or “tax returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(o) Title to Properties. (i) The Company does not own any real property. The Company has good and valid title to or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted and as currently proposed by its management to be conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted and as currently proposed by its management to be conducted. All such properties and other assets, other than properties and other assets in which the Company has a leasehold or sublease interest or other comparable contract right, are free and clear of all Liens, except for Liens that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, the ability of the Company to conduct its business as presently conducted and as currently proposed by its management to be conducted.

(ii) The Company has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such noncompliance or failure to be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company is in possession of the properties or assets purported to be leased under all its material leases. The Company has not received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material lease or sublease to which it is a party.

(p) Intellectual Property. (i) Subject to Sections 3.01(p)(ii) and 3.01(p)(v), the Company owns, or is validly licensed or otherwise has the right to use (without any obligation to make any fixed or contingent payments, including royalty payments), all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, software, technical know-how and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of the Company, in each case free and clear of all Liens. The Company has the legal power to convey the rights granted to it under any license for any Intellectual Property Right taken by the Company. The Company is not subject to any contractual, legal or other restriction on the use of any Intellectual Property Rights which are owned by or licensed to the Company.

(ii) To the Knowledge of the Company, the Company has not infringed and is not infringing (including with respect to the manufacture, use or sale by the Company of its commercial products or of its Intellectual Property Rights) the valid rights of any person with regard to any Intellectual Property Right which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no person or persons has infringed or are infringing the rights of the Company with respect to any Intellectual Property Right in a manner which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(iii) No claims are pending or, to the Knowledge of the Company, threatened with regard to the ownership or licensing by the Company of any of its Intellectual Property Rights which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(iv) Section 3.01(p)(iv) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations (if any) and copyright registrations (if any), that, in each case, are owned by or licensed to the Company. All patents and patent applications required to be listed in Section 3.01(p)(iv) of the Company Disclosure Schedule are either (a) owned by, or are subject to an obligation of assignment to, the Company free and clear of all Liens or (b) licensed to the Company free and clear (to the Knowledge of the Company) of all Liens. The patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company are (and such applications that are licensed to the Company are to the Company’s Knowledge) pending and have not been abandoned, and have been and continue to be timely prosecuted. All patents, registered trademarks and applications therefor owned by the Company have been (and all such patents, registered trademarks and applications licensed to the Company have been to the Company’s Knowledge) duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 3.01(p)(iv) of the Company Disclosure Schedule, all necessary affidavits of continuing use have been (or, with respect to licenses, to the Company’s Knowledge, have been) timely filed, and all necessary maintenance fees have been (or, with respect to licenses, to the Company’s Knowledge have been) timely paid to continue all such rights in effect. None of the patents listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company has (and no such patents that are licensed to the Company has to the Company’s Knowledge) expired or been declared invalid, in whole or in part, by any Governmental Entity. There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents or patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule and owned by the Company (or to the Company’s Knowledge, licensed to the Company), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, other than as have not had or would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there are no published patents, patent applications, articles or other prior art references that could adversely affect the validity of any patent listed in Section 3.01(p)(iv) of the Company Disclosure Schedule in a material way. To the Knowledge of the Company, each of the patents and patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company properly identifies (and to the Knowledge of the Company such patents and applications licensed to the Company properly identify) each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company has executed (and such inventors named on such patents and applications licensed to the Company to the Company’s Knowledge have executed) an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company, or in the case of licensed Patents, to the appropriate owners. To the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company under such agreement with the Company.

(v) Section 3.01(p)(v) of the Company Disclosure Schedule sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted (i) to the Company (other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and consulting agreements entered into by the Company in the ordinary course of business), or (ii) by the Company to any other person. All obligations for payment of monies by the Company in connection with such options, rights, licenses or interests have been satisfied in a timely manner.

(vi) The Company and its Affiliates have used reasonable efforts and taken all commercially necessary steps to maintain their trade secrets in confidence, including the development of a policy for the protection of intellectual property and periodic training for all employees of the Company on the implementation of such policy; requiring all employees of the Company to execute confidentiality agreements with respect to intellectual property developed for or obtained from the Company; making reasonable efforts to advise employees of the Company that were voluntarily or involuntarily severed from the Company of their continuing obligation to maintain such trade secrets in confidence; and entering into licenses and Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential (which licenses and Contracts will be enforceable to the extent sufficient to fully exploit all such trade secrets).

(vii) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, any Intellectual Property Right. Section 3.01(p)(vii) of the Company Disclosure Schedule sets forth, as of the date hereof, all Contracts under which the Company is obligated to make payments to third parties for use of any Intellectual Property Rights with respect to the commercialization of any products that are, as of the date hereof, being sold, manufactured by or under development by the Company.

(q) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

(r) State Takeover Statutes; Company Certificate Provisions. The Board of Directors of the Company has unanimously approved the terms of this Agreement and the Stockholder Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, and such approval represents all the actions necessary to render inapplicable to this Agreement, the Stockholder Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, the restrictions on (i) “business combinations” set forth in Section 203 of the DGCL and (ii) “Fundamental Transactions” set forth in Section 9 of the Company Certificate, in each case to the extent such restrictions would otherwise be applicable to this Agreement, the Stockholder Agreement, the Merger and the other transactions contemplated by this Agreement and the

Stockholder Agreement. No other state takeover statute or similar statute or regulation applies to this Agreement, the Stockholder Agreement, the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreement.

(s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than UBS Securities LLC (“UBS”)), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of all accountants, brokers, financial advisors (including UBS), legal counsel (including Morgan, Lewis & Bockius LLP and Hutchinson & Mason), financial printers and other persons retained by the Company in connection with this Agreement or the Stockholder Agreement or the transactions contemplated hereby or thereby incurred or to be incurred by the Company will not exceed the amount set forth in Section 3.01(s) of the Company Disclosure Schedule.

(t) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of UBS to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than the Principal Stockholders). A signed copy of the written opinion of UBS will promptly be delivered to Parent solely for informational purposes after receipt thereof by the Company.

(u) Development, Distribution, Marketing, Supply and Manufacturing Agreements. (i) Section 3.01(u) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Contracts to which the Company is a party relating to (x) research, development, distribution, sale, supply, license, marketing or manufacturing and (y) the distribution, in each case, by third parties of any product (including any product under development) of the Company or any product (including any product under development) or patent or other Intellectual Property Right licensed by the Company. The Company has made available to Parent a complete (except to the extent redacted) and accurate copy of each such Contract.

(ii) None of the Contracts to which the Company is a party relating to the research, development, distribution, sale, supply, license, marketing or manufacturing by third parties of any product (including any product under development) of the Company or any product (including any product under development), patent or other Intellectual Property Right licensed by the Company grants or obligates the Company to grant an exclusive right (or, in the case of any product that has not been approved for commercial sale in the United States, any right) to such third party for the research, development, distribution, sale, supply, license, marketing or manufacturing of any such product, patent or other Intellectual Property Right.

(v) Regulatory Compliance. (i) As to each product subject to the FDCA or similar Legal Provisions in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by the Company (each such product, a “Medical Device”, a “Biologic” or a “Drug”, as the case may be), each such Medical Device, Biologic or Drug is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Legal Provisions, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, and applications or abbreviated applications to market a new Biologic or a new Drug, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has not received any material notice or other material communication from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or (B) otherwise alleging any violation applicable to any Medical Device, Biologic or Drug by the Company of any Legal Provision.

(ii) No Medical Device, Biologic or Drug has been recalled, withdrawn, suspended or discontinued by the Company in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Medical Device, Biologic or Drug are pending against the Company nor have any such proceedings been pending at any prior time.

(iii) As to each Medical Device, Biologic or Drug of the Company for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been cleared or approved, the Company is in compliance with 21 U.S.C. §§ 355, 360 and 360e, and 42 U.S.C. § 262 and 21 C.F.R. Parts 312, 314, 600, and 601, 807, 812, 814 et seq., as applicable, and similar Legal Provisions and all terms and conditions of such applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. As to each such Medical Device, Biologic or Drug of the Company, the Company and the officers, employees or agents of the Company, have included in the application for such Medical Device, Biologic or Drug of the Company, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Legal Provision and the list described in 21 U.S.C. § 335a(k)(2) or any similar Legal Provision, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360, 42 U.S.C. § 262 and 21 C.F.R. Part 207, 601 and 807 and all similar Legal Provisions.

(iv) No article of any Medical Device, Biologic or Drug manufactured and/or distributed by the Company is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Provisions), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Provisions) or (C) a product that is in violation of 21 U.S.C. §§ 355, 360, 360e and 42 U.S.C. § 262 (or similar Legal Provisions), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(v) Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. § 335a(b) or any similar Legal Provision. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Legal Provision.

(vi) The Company has not received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, Biologic or Drug, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device, Biologic or Drug or (c) commenced, or threatened to initiate, any action to enjoin the production of any Medical Device, Biologic or Drug produced at any facility where any Medical Device, Biologic or Drug is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(vii) To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting the Company relating to or arising under (a) the FDCA, (b) the Public Health Service Act of 1944 or (c) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services.

(w) Insurance. Section 3.01(w) of the Company Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or business) as of the date hereof, and the Company has heretofore made available to Parent a complete and accurate copy of all such policies, including all occurrence-based policies applicable to the Company (or its assets or business) for all periods prior to the Closing Date. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy except for such policies, premiums, cancellations or terminations that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Such policies are sufficient, in the reasonable opinion of the Company, for compliance by the Company with (i) all requirements of applicable laws and (ii) all Contracts to which the Company is a party, and each of the Company has complied in all material respects with the provisions of each such policy under which it is an insured party. The Company has not been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five (5) years. There are no pending or, to the Knowledge of the Company, threatened claims under any insurance policy that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(x) Rights Agreement. The Company has taken all actions necessary to cause the Rights Agreement to be amended to (i) render the Rights Agreement inapplicable to this Agreement, the Stockholder Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, (ii) ensure that (x) none of Parent, Sub or any other Subsidiary of Parent is an Acquiring Person or a Principal Party (as defined in the Rights Agreement) and (y) a Distribution Date, a Triggering Event or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in the case of clauses (x) and (y), solely by reason of the execution of this Agreement or the Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Stockholder Agreement, (iii) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time and (iv) ensure that Section 11 or Section 13 of the Rights Agreement will not apply to the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement.

SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b) Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby do not require approval of the holders of any shares of capital stock of Parent. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under (x) the Restated Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Sub or their respective properties or other assets, and in each case, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby. No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation and (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(c) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(e) Capital Resources. Parent has sufficient cash to pay the aggregate Merger Consideration.

ARTICLE IV

Covenants Relating to Conduct of Business; No Solicitation

SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise permitted by or required pursuant to this Agreement, the Company shall carry on its business in the ordinary course consistent with past practice and as currently proposed by the Company to be conducted prior to the Closing (including in respect of research, development and clinical trial activities and programs) and in compliance in all material respects with all applicable laws, rules, regulations and treaties and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as otherwise permitted by or required pursuant to this Agreement, the Company shall not without Parent’s prior written consent:

(i) (w) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (x) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements or Contracts existing on the date hereof between the Company and any director or employee of the Company (to the extent complete and accurate copies of such plans, arrangements or Contracts have been heretofore delivered to Parent) or (z) form a Subsidiary;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than (x) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms on the date hereof and (y) the issuance of the Rights and capital stock pursuant to the terms of the Rights Agreement);

(iii) amend the Company Certificate or the Company By-laws, except as may be required by law or the rules and regulations of the SEC or The Nasdaq Stock Market, Inc.;

(iv) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) any asset or assets that, individually, has a purchase price in excess of $25,000 or, in the aggregate, have a purchase price in excess of $250,000, except for new capital expenditures, which shall be subject to the limitations of clause (vii) below, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

(v) (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice; or (y) enter into, modify or amend any lease of property, except for modifications or amendments that are not materially adverse to the Company;

(vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to employees in respect of travel expenses in the ordinary course of business consistent with past practice;

(vii) make any new capital expenditure or expenditures which, in the aggregate, are in excess of $250,000;

(viii) except as required by law or any judgment, (v) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or, if applicable, the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (w) cancel any indebtedness, (x) waive or assign any claims or rights of substantial value or (y) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company is a party or (z) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company is a party;

(ix) (x) enter into or negotiate any Contracts relating to the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of products (including products under development) of the Company or products (including products under development) licensed by the Company, or the Intellectual Property Rights of the Company; or (y) initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product (including products under development) in or outside the United States;

(x) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) adversely affect in any material respect the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(xi) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company, or require Parent to license or transfer any of its Intellectual Property Rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii) enter into any Contract containing any restriction on the ability of the Company or any of its Affiliates to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any of its Affiliates in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xiii) sell, transfer or license to any person or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company;

(xiv) except as otherwise contemplated by this Agreement or as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable law or to comply with any Contract or Company Benefit Agreement entered into prior to the date hereof, (A) adopt, enter into, terminate or amend (I) any collective bargaining agreement or Company Benefit Plan or (II) any Company Benefit Agreement or other agreement, plan or policy involving the Company and one or more of its current or former directors, officers, employees or consultants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, (C) pay any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company as in effect on the date of this Agreement, (D) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the grant of Company Stock Options, “phantom” stock, SARs, “phantom” stock rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder), (F) amend or modify any Stock Option, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xv) except as required by GAAP, revalue any material assets of the Company or make any change in accounting methods, principles or practices; or

(xvi) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Other Actions. The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(c) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, of Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

(d) Certain Tax Matters. (i) During the period from the date of this Agreement to the Effective Time, the Company shall (A) timely file all tax returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity; (B) timely pay all taxes due and payable that are so filed; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (D) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) that is or becomes pending against or with respect to the Company in respect of any material amount of tax and not settle or compromise any such Action without Parent’s consent; (E) not make any material tax election or settle or compromise any material tax liability, other than with Parent’s consent or other than in the ordinary course of business; and (F) cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices with respect to taxes to which the Company is or may be a party or by which the Company is or may otherwise be bound to be terminated as of the Closing Date so that after such date the Company shall have no further rights or liabilities thereunder. Any tax returns described in this Section 4.01(d) shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions); provided that no Post-Signing Returns shall be filed with any taxing authority without Parent’s prior written consent.

(ii) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of the Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Affiliates to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company shall be a breach of this Section 4.02(a) by the Company. The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which (A) need not restrict such person from making an unsolicited Takeover Proposal and (B) shall permit the Company to comply with Section 4.02(c)) not less restrictive of such person than the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income or the assets of the Company, or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement and the Stockholder Agreement.

The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of

Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may make a Company Adverse Recommendation Change if the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law; provided, however, that no Company Adverse Recommendation Change may be made until after the fourth business day following Parent’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new four business day period). In determining whether to make a Company Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status and details (including any change to any material term thereof) of any such Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any person that describes any of the terms or conditions of any Takeover Proposal.

(d) Nothing contained in this Section 4.02 shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable law, including the Board of Directors’ duty of candor to the stockholders of the Company; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after the Proxy Statement is transmitted to Parent for its review.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) solely for the purpose of obtaining the Stockholder Approval. Subject to Sections 4.02(b) and 4.02(d), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that no breach of this Section 5.01(b) shall be deemed to have occurred if the Company adjourns or postpones the Stockholders’ Meeting for a reasonable period of time, each such period of time not to exceed 10 business days, if (x) at the time of such adjournment or postponement the Board of Directors of the Company shall be prohibited by the terms of this Agreement from making a Company Adverse Recommendation Change, and the Stockholders’ Meeting is then scheduled to occur within four business days of the time of such adjournment or postponement or (y) at the time the Board of Directors announces a Company Adverse Recommendation Change, the Stockholders’ Meeting is then scheduled to occur no later than ten business days from the date of such Company Adverse Recommendation Change; provided, further, that the Company may not adjourn or postpone the Stockholders’ Meeting pursuant to this clause (ii) more than two times or for more than 15 business days in the aggregate.

SECTION 5.02. Access to Information; Confidentiality. To the extent permitted by applicable law and except as set forth in Section 5.02 of the Company Disclosure Schedule, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, Contracts, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (b) a copy of each correspondence or written communication with any United States Federal or state governmental agency and (c) all other information concerning its business, properties and personnel as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the Secrecy Agreement dated as of January 16, 2004, as amended from time to time, between Ethicon, Inc., a wholly owned Subsidiary of Parent, and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

SECTION 5.03. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties; provided that none of the Company, Parent or Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents. In connection with and without limiting the foregoing, the Company and Parent shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. The Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Stockholder Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Stockholder Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Stockholder Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Stockholder Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Stockholder Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, its Subsidiaries or the Company.

SECTION 5.04. Company Stock Options; ESPP. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that the Company Stock Options will become fully exercisable and may be exercised before the Effective Time, and, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive, as soon as practicable following the Effective Time, a single lump sum cash payment equal to the product of (1) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised and (2) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option; and

(ii) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

(b) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) no offering period shall be commenced after the date of this Agreement, (iii) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (iv) the ESPP shall terminate immediately following such purchases of Company Common Stock.

(c) All amounts payable to holders of the Company Stock Options pursuant to Section 5.04(a) shall be subject to any required withholding of Taxes and shall be paid without interest as soon as practicable following the Effective Time.

(d) The Company shall ensure that following the Effective Time, no holder of a Company Stock Option (or former holder of a Company Stock Option) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights).

SECTION 5.05. Indemnification; Advancement of Expenses; Exculpation and Insurance. (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company By-laws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05.

(c) For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided further, however, that in satisfying its obligation under this Section 5.05(c), neither the Company nor Parent shall be obligated to pay more than $1,000,000 in the aggregate to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for $1,000,000 or less in the aggregate, Parent shall be obligated to provide such coverage as may be obtained for such $1,000,000 aggregate amount.

(d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.06. Fees and Expenses. (a) Except as provided in paragraph (b) of this Section 5.06 or as set forth in Section 5.06 of the Company Disclosure Schedule, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e) or (ii) (A) prior to the obtaining of the Stockholder Approval, a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Stockholder Approval or the Stockholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent a fee equal to $12,627,000 (the “Termination Fee”) by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C).

(c) The Company and Parent acknowledge and agree that the agreements contained in Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

SECTION 5.07. Public Announcements. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that all formal Company employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in the forms mutually agreed to by the parties (such agreement not to be unreasonably withheld or delayed). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.08. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement or the Stockholder Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

SECTION 5.09. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(x)) reasonably requested by Parent in order to render the Rights issued pursuant to the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, (a) amend the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal.

SECTION 5.10. Employee Matters. (a) From the Effective Time through December 31, 2005, the employees of the Company who remain in the employment of the Surviving Corporation (the “Continuing Employees”) shall receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to the employees of the Company immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

(b) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent (i) for purposes of vesting (but not benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility for vacation under Parent’s vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation), but not for purposes of any other employee benefit plan of Parent.

(c) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

(d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

SECTION 5.11. Stockholder Agreement Legend. The Company will inscribe upon any Certificate representing Subject Shares that may be tendered by a Stockholder (as such terms are defined in the Stockholder Agreement) to the Company for such purpose the following legend: “THE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF CLOSURE MEDICAL CORPORATION REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF MARCH 3, 2005, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF CLOSURE MEDICAL CORPORATION”.

SECTION 5.12. Certain Other Actions. The Company shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to accomplish the items set forth in Section 5.12 of the Company Disclosure Schedule.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect (i) preventing the consummation of the Merger or (ii) which otherwise has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity or by any other person having a reasonable likelihood of prevailing in a manner contemplated in clauses (i), (ii) or (iii) below, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent, Sub or any other Affiliate of Parent or seeking to obtain from the Company, Parent, Sub or any other Affiliate of Parent any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of its Subsidiaries, or to compel the Company, Parent or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of its Subsidiaries, as a result of the Merger, (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or (iv) otherwise having, or being reasonably expected to have, a Material Adverse Effect.

(d) Restraints. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of paragraph (c) of this Section 6.02 shall be in effect.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before August 15, 2005; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation or warranty in this Agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent or (ii) if any Restraint having the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company; or

(e) by Parent, in the event that prior to the obtaining of the Stockholder Approval (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company under this Agreement, other than the provisions of Section 3.01(s), the penultimate sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.05. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by law.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Telecopy No.: (732) 524-2788

Attention: Office of General Counsel

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Telecopy No.: (212) 474-3700

Attention: Robert I. Townsend, III, Esq.

if to the Company, to:

Closure Medical Corporation

5250 Greens Dairy Road

Raleigh, NC 27616

Telecopy No.: Daniel A. Pelak

Attention: President and CEO

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Telecopy No.: (215) 963-5001

Attention: Timothy Maxwell, Esq.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person’s executive officers after making due inquiry of the other executives and managers having primary responsibility for such matter;

(c) “Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that (i) is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise), results of operations or prospects of the Company or (ii) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or a Material Adverse Change: (A) any change relating to the United States economy or securities markets in general, (B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which the Company participates (other than as may arise or result from regulatory action by a Governmental Entity), so long as the effects do not disproportionately impact the Company and (C) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change);

(d) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(e) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 8.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Each party need not sign the same counterpart.

SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Stockholder Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Stockholder Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Section 5.05, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.

SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent or Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) in the case of Parent, to any direct or indirect wholly owned Subsidiary of Parent and (b) in the case of Sub, to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as applicable, of any of its obligations hereunder; provided that any such assignee of Parent or Sub, as applicable, shall be primarily liable with respect to the obligations hereunder and the liability of Parent or Sub, as applicable, shall be secondary. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

SECTION 8.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

SECTION 8.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

JOHNSON & JOHNSON,

by	/s/ John A. Papa
Name:	John A. Papa
Title:	Treasurer

HOLDEN MERGER SUB, INC.,

by	/s/ Richard S. Dakers
Name:	Richard S. Dakers
Title:	President

CLOSURE MEDICAL CORPORATION,

by	/s/ Daniel Pelak
Name:	Daniel A. Pelak
Title:	President & CEO

ANNEX I

TO THE MERGER AGREEMENT

Index of Defined Terms

Term
Acquisition Agreement	Section 4.02(b)
Actions	Section 4.01(d)
Affiliate	Section 8.03(a)
Agreement	Preamble
Appraisal Shares	Section 2.01(d)
Biologic	Section 3.01(v)(i)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Commonly Controlled Entity	Section 3.01(k)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(b)
Company Benefit Agreements	Section 3.01(g)
Company Benefit Plans	Section 3.01(k)
Company By-laws	Section 3.01(a)
Company Certificate	Section 1.05(a)
Company Common Stock	Preamble
Company Consolidated Group	Section 3.01(n)(xiv)
Company Disclosure Schedule	Section 3.01
Company Pension Plan	Section 3.01(l)
Company Preferred Stock	Section 3.01(c)
Company SEC Documents	Section 3.01(e)
Company Stock-Based Awards	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Confidentiality Agreement	Section 5.02
Continuing Employees	Section 5.10(a)
Contract	Section 3.01(d)
DGCL	Section 1.01
Drug	Section 3.01(v)(i)
Effective Time	Section 1.03
Environmental Laws	Section 3.01(j)
ERISA	Section 3.01(j)(ii)
ESPP	Section 3.01(c)
Exchange Act	Section 3.01(d)
Exchange Fund	Section 2.02(a)
FDA	Section 3.01(j)
FDCA	Section 3.01(j)
Filed Company SEC Documents	Section 3.01(e)
GAAP	Section 3.01(e)
Governmental Entity	Section 3.01(d)
Hazardous Materials	Section 3.01(j)(ii)
HSR Act	Section 3.01(d)
HSR Filing	Section 5.03

Term
Intellectual Property Rights	Section 3.01(p)
IRS	Section 3.01(l)
Knowledge	Section 8.03(b)
Legal Provisions	Section 3.01(j)
Liens	Section 3.01(d)
Material Adverse Change	Section 8.03(c)
Material Adverse Effect	Section 8.03(c)
Medical Device	Section 3.01(v)(i)
Merger	Preamble
Merger Consideration	Section 2.01(c)
Notice of Adverse Recommendation	Section 4.02(b)
Parachute Gross Up Payment	Section 3.01(m)
Parent	Preamble
Paying Agent	Section 2.02(a)
Permits	Section 3.01(j)
person	Section 8.03(d)
Post-Signing Returns	Section 4.01(d)
Primary Company Executives	Section 3.01(m)
Principal Stockholders	Preamble
Proxy Statement	Section 3.01(d)
Representatives	Section 4.02(a)
Release	Section 3.01(j)(ii)
Restraints	Section 6.01(c)
Rights	Section 3.01(c)
Rights Agreement	Section 3.01(c)
SARs	Section 3.01(c)
SEC	Section 3.01(d)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)
Social Security Act	Section 3.01(v)(v)
SOX	Section 3.01(e)
Stockholder Agreement	Preamble
Stockholder Approval	Section 3.01(q)
Stockholders’ Meeting	Section 5.01(b)
Sub	Preamble
Subsidiary	Section 8.03(e)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
taxes	Section 3.01(n)(xiv)
taxing authority	Section 3.01(n)(xiv)
tax returns	Section 3.01(n)(xiv)
Termination Fee	Section 5.06(b)(ii)
UBS	Section 3.01(s)

EXHIBIT A

TO THE MERGER AGREEMENT

Restated Certificate of Incorporation

of the Surviving Corporation

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Closure Medical Corporation.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporate Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

EIGHTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EXECUTION COPY

Annex B

STOCKHOLDER AGREEMENT (this “Agreement”) dated as of March 3, 2005, among JOHNSON & JOHNSON, a New Jersey corporation (“Parent”), and the individuals and other parties listed on Schedule A attached hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS Parent, Holden Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and Closure Medical Corporation, a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS each Stockholder owns the number of shares of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), set forth opposite his, her or its name on Schedule A attached hereto (such shares of Company Common Stock being collectively referred to herein as the “Subject Shares” of such Stockholder);

WHEREAS the Board of Directors of the Company has unanimously approved the terms of this Agreement; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement.

NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the mutual promises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1. Representations and Warranties of Each Stockholder. Other than as set forth in the disclosure schedule delivered by the Stockholders to Parent prior to the execution of this Agreement (the “Stockholder Disclosure Schedule”), each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself, herself or itself as follows:

(a) Authority, Execution and Delivery; Enforceability. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. Except for the expiration or termination of the waiting periods under the HSR Act and informational filings with the SEC, the execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the Subject Shares of the Stockholder under, (i) any trust agreement, loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Stockholder is a party or any of the Subject Shares of the Stockholder is subject or (ii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to the Stockholder or the Subject Shares of the Stockholder or (B) order, writ, injunction, decree, judgment or stipulation applicable to the Stockholder or the Subject Shares of the Stockholder. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required or with respect to the Stockholder that is unique to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, if applicable to the Stockholder’s receipt in the Merger of the Merger Consideration, (ii) such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) where the failure to obtain such consent, approval, order, authorization or action, or to make such registration, declaration or filing, could not reasonably be expected to prevent, materially impede or materially delay the performance by the Stockholder of its obligations under this Agreement. If the Stockholder is a natural person and is married, and the Stockholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such spouse in accordance with its terms. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(b) The Subject Shares. The Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any Liens. The Stockholder has the sole right to vote such Subject Shares (except to the extent that such Subject Shares are issuable upon the exercise of options that have not been exercised by such Stockholder), and, except as contemplated by this Agreement, none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares.

SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that Parent (i) is duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, (ii) has all requisite corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby and (iii) has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. Parent has duly executed and delivered this Agreement, and, assuming this Agreement constitutes the legal, valid and binding obligation of each of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, (i) the Certificate of Incorporation or By-laws of Parent, (ii) any Contract to which Parent is a party or any properties or assets of Parent are subject, in any way that would prevent, materially impede or materially delay the consummation by Parent of the transactions contemplated by this Agreement or (iii) subject to the filings and other matters referred to in the following sentence, any provision of any (A) statute, law, ordinance, rule or regulation applicable to Parent or the properties or assets of Parent or (B) order, writ, injunction, decree, judgment or stipulation applicable to Parent or the properties or assets of Parent, and in each case in any way that would prevent, materially impede or materially delay the consummation by Parent of the transactions contemplated by this Agreement. No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

SECTION 3. Covenants of each Stockholder. Each Stockholder, acting as a stockholder of the Company and not as an officer or director of the Company, severally and not jointly, agrees as follows:

(a) Without in any way limiting each Stockholder’s right to vote its Subject Shares in its sole discretion with respect to any other matters, at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall, including by executing a written consent if requested by Parent, vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

(b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, sale of substantial assets reorganization, or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company Certificate or Amended and Restated By-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation of the Company under or with respect to, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Company Common Stock. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) The Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), consent to any Transfer of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares (or any interest therein) to any person other than pursuant to the terms of the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares other than pursuant to this Agreement and shall not commit or agree to take any of the foregoing actions. The Stockholder shall not, nor shall such Stockholder permit any entity under such Stockholder’s control to, deposit any Subject Shares in a voting trust. Nothing contained in this Section 3(c) shall prohibit any sale, transfer or assignment of Subject Shares by a Stockholder that is a natural person to members of such Stockholder’s family, a family trust of such Stockholder or a charitable institution if the transferee of such Subject Shares agrees in writing to be bound by the terms hereof and notice of such sale, transfer or assignment, including the name and address of the purchaser, transferee or assignee, is delivered to Parent prior to such sale, transfer or assignment.

(d) The Stockholder shall not, nor shall it authorize or permit (to the extent that it has the power not to permit) any employees or Affiliates of, or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of, the Stockholder (collectively, the “Stockholder Representatives”) to, directly or indirectly through any person or entity, (i) solicit, initiate or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Stockholder Representative of such Stockholder shall be a breach of this Section 3(d) by such Stockholder. The Stockholder shall promptly advise Parent orally and in writing of any Takeover Proposal or inquiry made to the Stockholder with respect to any Takeover Proposal.

(e) Until the earlier of (i) the consummation of the Merger and (ii) termination of the Merger Agreement pursuant to its terms, the Stockholder shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. The Stockholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transaction contemplated by this Agreement or the Merger Agreement without the prior written consent of Parent, except as may be required by applicable law.

(f) The Stockholder, and any beneficiary of a revocable trust for which such Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

(g) The Stockholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement and this Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 262 of the DGCL or other applicable law in connection with the Merger.

SECTION 4. Grant of Irrevocable Proxy; Appointment of Attorney-in-Fact.

(a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and Richard S. Dakers, James J. Bergin and Steven M. Rosenberg, in their respective capacities as officers or authorized representatives of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, and any individual designated in writing by any of them, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder’s Subject Shares, or grant a consent or approval in respect of such Subject Shares (i) in favor of adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement, (ii) against any Takeover Proposal and (iii) against any amendment of the Company Certificate or Amended and Restated By-laws, or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Company Common Stock. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(b) Such Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

(c) Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement in accordance with Section 7.

SECTION 5. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

SECTION 6. Additional Matters. (a) Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors, and that each certificate representing such Subject Shares will be inscribed with a legend to such effect. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, the number of Subject Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Stockholder. Notwithstanding any provision in this Agreement to the contrary, nothing herein shall require or be deemed to require the exercise of, or give any person other than the Stockholder the power to exercise, any option to purchase Company Common Stock.

(b) Except as set forth in the Stockholder Disclosure Schedule, each Stockholder agrees that such Stockholder will tender to the Company, within 10 business days after the date hereof (or, in the event Subject Shares are acquired subsequent to the date hereof within 10 business days after the date of such acquisition), any and all certificates representing such Stockholder’s Subject Shares in order that the Company may inscribe upon such certificates the legend in accordance with Section 5.11 of the Merger Agreement.

(c) No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such a director or officer of the Company. Each Stockholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by any Stockholder or any employee or Affiliate of any Stockholder in his or her capacity as an officer or director of Company to the extent not prohibited by the Merger Agreement.

SECTION 7. Termination. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement or (iii) at the option of any Stockholder, the execution or granting of any amendment, modification, change or waiver with respect to the Merger Agreement subsequent to the date of this Agreement that results in any decrease in the price to be paid per share for the shares of Company Common Stock. Nothing in this Section 7 shall relieve or otherwise limit the liability of any party for breach of this Agreement.

SECTION 8. General Provisions. (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement. This Agreement shall become effective against

Parent when one or more counterparts have been signed by Parent and delivered to each Stockholder. This Agreement shall become effective against any Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart.

(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any legal or equitable rights or remedies.

(f) GOVERNING LAW; CAPITALIZED TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF. CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

(g) Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Sub would become, or could reasonably be expected to become an “interested stockholder” with whom the Company would be prevented for any period pursuant to Section 203 of the DGCL from engaging in any “business combination” (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

SECTION 9. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

SECTION 10. Assignment. Subject to Section 3(c), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of the Stockholders, and any assignment without such consent shall be null and void, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 11. Waiver of Jury Trial. Each of the parties hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.

SECTION 12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

JOHNSON & JOHNSON,

by	/s/ John A. Papa
	Name:	John A. Papa
	Title:	Treasurer

[Signature pages of the Stockholders follow]

/s/ Friedrich W. Schmidt
Name:	Friedrich W. Schmidt

/s/ Rolf D. Schmidt
Name:	Rolf D. Schmidt

Cacoosing Partners, L.P.,

by	/s/ Rolf D. Schmidt
	Name:	Rolf D. Schmidt
	Title:	General Partner

OMI Partners, L.P.,

by	/s/ Rolf D. Schmidt
	Name:	Rolf D. Schmidt
	Title:	General Partner

Triangle Partners, L.P.,

by	/s/ Friedrich W. Schmidt
	Name:	Friedrich W. Schmidt
	Title:	General Partner

SCHEDULE A

Name and Address of Stockholder	Number of Shares of Common Stock Owned of Record
Friedrich W. Schmidt	310,374
Rolf D. Schmidt	179,974
Cacoosing Partners, L.P.	1,915,967
OMI Partners, L.P.	515,176
Triangle Partners, L.P.	2,134,457

Total	5,055,948

Annex C

[LETTERHEAD OF UBS SECURITIES LLC]

March 3, 2005

The Board of Directors

Closure Medical Corporation

5250 Greens Dairy Road

Raleigh, North Carolina 27616

Dear Members of the Board:

We understand that Closure Medical Corporation (“Closure”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among Johnson & Johnson Inc. (“J&J”), Holden Merger Sub, Inc., a wholly owned subsidiary of J&J (“Merger Sub”), and Closure pursuant to which, among other things, (i) Merger Sub will be merged with and into Closure (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of Closure (“Closure Common Stock”) will be converted into the right to receive $27.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Closure Common Stock (other than holders who enter into a stockholders agreement in connection with the Merger (“Principal Stockholders”)).

UBS Securities LLC (“UBS”) has acted as financial advisor to Closure in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable in connection with this opinion. UBS and its affiliates in the past have provided services to J&J unrelated to the proposed Merger, for which services UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade securities of Closure and J&J for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to Closure or the underlying business decision of Closure to effect the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms of the Agreement or the form of the Merger. We have assumed, with your consent, that each of Closure, J&J and Merger Sub will comply with all material terms of the Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Closure or the Merger. In addition, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft dated March 3, 2005 that we have reviewed. In connection with our engagement, we were not requested to, and we did not, solicit third-party indications of interest for the acquisition of all or a part of Closure.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Closure; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Closure that were provided to us by the management of Closure and not publicly available, including financial forecasts and estimates prepared by the management of Closure; (iii) conducted discussions with members of the senior management of Closure concerning the business and financial prospects of Closure; (iv) reviewed current and historical market prices and trading volumes of Closure Common Stock; (v) reviewed publicly available financial and stock market data with respect to certain

C-1

The Board of Directors

Closure Medical Corporation

March 3, 2005

companies in lines of businesses we believe to be generally comparable to those of Closure; (vi) compared the financial terms of the Merger with publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed a draft dated March 3, 2005 of the Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Closure, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that such financial forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Closure as to the future financial performance of Closure. We also have relied, at your direction, without independent verification or investigation, upon the assessments of the management of Closure as to the products and product candidates of Closure and the risks (including the probability of successful testing, development and marketing, and approval by appropriate governmental authorities, of such products and product candidates and the potential impact of generic product competition) associated with such products and product candidates. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date of this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Closure Common Stock (other than the Principal Stockholders).

Very truly yours,

/s/ UBS SECURITIES LLC

UBS SECURITIES LLC

C-2

ANNEX D

DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

REVOCABLE PROXY

CLOSURE MEDICAL CORPORATION

☒    PLEASE MARK VOTES AS IN THIS EXAMPLE

SPECIAL MEETING OF STOCKHOLDERS

June 2, 2005

The undersigned stockholder of Closure Medical Corporation (“Closure Medical”), revoking all prior proxies, hereby appoints Daniel A. Pelak and Benny Ward, or either of them acting singly, proxies, with full power of substitution to vote all shares of capital stock of Closure Medical which the undersigned is entitled to vote at the special meeting of stockholders to be held on Thursday, June 2, 2005 at 9:00 a.m., local time, at the Crabtree Marriott located at 4500 Marriott Drive, Raleigh, North Carolina, or any adjournment or postponement thereof, upon matters set forth in the Notice of Special Meeting of Stockholders dated May 2, 2005, and the related proxy statement, copies of which have been received by the undersigned, and in their discretion upon any other business that may properly be brought before the meeting by the Closure Medical Board of Directors. Attendance of the undersigned at the meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1.

	For	Against	Abstain
1. To adopt the Agreement and Plan of Merger, dated as of March 3, 2005, among Johnson & Johnson, Holden Merger Sub, Inc. and Closure Medical Corporation.	☐	☐	☐

This proxy, when properly executed, will be voted in accordance with the specifications made herein. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1. In the event that a quorum is not present at the special meeting, the proxies named herein may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies. No proxy voted against Proposal 1 will be voted in favor of any such adjournment or postponement. All prior proxies are hereby revoked. This proxy may be revoked prior to its exercise by filing with the Secretary of Closure Medical a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the meeting and electing to vote in person.

Please sign your proxy exactly as your name appears on the certificate. When signing as attorney, executor, administrator, trustee or guardian, give title as such. If owner is a corporation, sign full corporate name by a duly authorized officer.

If two or more persons are named as owners, both or all should sign.

Please be sure to sign and date this proxy in the box below.

THIS PROXY IS SOLICITED ON BEHALF OF THE CLOSURE MEDICAL BOARD OF DIRECTORS. PLEASE ACT PROMPTLY – SIGN, DATE & MAIL YOUR PROXY CARD TODAY.

Stockholder sign above

Co-Holder (if any)

Dated                             , 2005

Mark here if you plan to attend the meeting                    ☐

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.